Exhibit 2.1

PURCHASE AND SALE AGREEMENT

AMONG

GOODRICH PETROLEUM COMPANY, L.L.C.

(“GOODRICH LLC”),

GOODRICH PETROLEUM CORPORATION

(“GOODRICH CORP”)

AND

MEMORIAL PRODUCTION OPERATING LLC

(“BUYER”)

DATED AS OF SEPTEMBER 18, 2012

i

Section 15.15	Further Assurances	60
Section 15.16	Transfer Taxes	61

EXHIBITS

A.	Leases
B.	Wells
C.	Material Agreements
D.	Form of Conveyance
E.	Other Excluded Assets
F.	Allocation Schedule
G.	Territory Map

SCHEDULES

Schedule 2.2(h)	Surface Rights
Schedule 4.9	Insurance
Schedule 4.13	Rights to Production
Schedule 4.21	Imbalances
Schedule 4.22	Preferential Rights and Transfer Requirements
Schedule 6.10	Bonds, Letters of Credit and Guaranties

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is dated as of September 18, 2012, by and among Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company (“Goodrich LLC”), Goodrich Petroleum Corporation, a Delaware corporation (“Goodrich Corp” and, together with Goodrich LLC, the “Seller Parties”) and Memorial Production Operating LLC, a Delaware limited liability company (“Buyer”). The Seller Parties and Buyer are sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party.”

RECITALS

1. Goodrich LLC owns various oil and gas properties and interests as more fully described in the Exhibits hereto.

2. The Seller Parties desire for Goodrich LLC to sell to Buyer and Buyer desires to purchase from Goodrich LLC the properties and rights of Goodrich LLC hereinafter described, in the manner and upon the terms and conditions hereafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1 Definitions. The following capitalized terms have the meanings given such terms below or elsewhere in this Agreement as set forth below.

“AAA” is defined in Section 8.8.

“Accounting Arbitrator” is defined in Section 11.3(c).

“AFE” means authorization for expenditure.

“Affiliate” means, with respect to any specified Person, another Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person, with “control” in such context meaning the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Aggregate Environmental Defect Value” is defined in Section 8.6.

“Aggregate Title Defect Value” is defined in Section 7.6.

“Agreement” means this Purchase and Sale Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Allocated Value” is defined in Section 3.2.

“Allocation Schedule” is defined in Section 3.2.

“Assets” is defined in Section 2.2.

“Assumed Obligations” is defined in Section 2.5.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are authorized or required by law to be closed for business in New York, New York or Houston, Texas.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnitees” means Buyer and its Affiliates, together with its and their respective officers, directors, managers, employees, agents, partners, representatives, members, affiliates, shareholders, subsidiaries, successors and assigns.

“Casualty Loss” is defined in Section 6.6.

“Closing” is defined in Section 11.1.

“Closing Date” is defined in Section 11.1.

“Code” means the Internal Revenue Code of 1986, as amended and interpreted by applicable Treasury Regulations.

“Conveyance” means a conveyance, substantially in the form of Exhibit D.

“Cure” is defined in Section 7.5.

“Defect Notice Time” is defined in Section 7.2.

“Defensible Title” means such title to each Property that, subject to and except for Permitted Encumbrances:

(a) Entitles Goodrich LLC to receive and retain, without suspension, reduction, or termination, not less than the Net Revenue Interest set forth on Exhibit A or Exhibit B for such Property throughout the life of such Property, except for any decrease (i) caused by actions of any Governmental Authority after the date hereof that concern pooling, unitization, communitization, or spacing matters or (ii) caused by Buyer or its successors or assigns;

(b) Obligates Goodrich LLC to bear costs and expenses relating to the maintenance, development, operation and production of Hydrocarbons from each

Property in an amount not greater than the Working Interest set forth in Exhibit A or Exhibit B for such Property throughout the life of such Property, except for any increase (i) accompanied by a proportionate increase in the corresponding Net Revenue Interest for such Property, (ii) caused by actions of any Governmental Authority after the date hereof that concern pooling, unitization, communitization, or spacing matters or (iii) caused by Buyer or its successors or assigns; and

(c) Is free and clear of encumbrances, liens and defects.

“Deposit Amount” means $4,750,000 (5% of the Purchase Price), as adjusted pursuant to investments thereof by the Escrow Agent.

“DTPA” is defined in Section 5.10.

“Effective Time” means 8:00 a.m. Houston, Texas time on July 1, 2012.

“Environmental Defect” means any event occurring or condition existing that causes an Asset to be, or if known to the applicable Governmental Authority could reasonably be expected to cause such Governmental Authority to assert that an Asset is, subject to liability or remediation under, or not in compliance with, any Environmental Law.

“Environmental Defect Closing Date” is defined in Section 8.3.

“Environmental Defect Notice” is defined in Section 8.2.

“Environmental Defect Rejection Notice” is defined in Section 8.5.

“Environmental Defect Value” is defined in Section 8.2.

“Environmental Laws” means all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health, human safety or the environment as may be interpreted by applicable court decisions or administrative orders, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act, the Resources Conservation and Recovery Act (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendment and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, and comparable state and local laws, but excluding all laws, orders, rules, and regulations of the Railroad Commission of Texas relating to spacing, density, setbacks, specifications or grades for equipment or materials (including drilling mud or fluid), well integrity or construction, the prevention of physical or economic waste, or the protection of correlative rights in Hydrocarbons, and, in each case, any cause of action or other rights in favor of third Persons arising therefrom, or relating thereto.

“Environmental Liabilities” means any Losses arising from or under either an Environmental Law or third Party claims relating to the environment, and which relates to the Assets or the ownership or operation of the same.

“Environmental Purchase Price” is defined in Section 8.4(a).

“Escrow Agent” is defined in Section 3.1.

“Escrow Agreement” means that certain escrow agreement to be executed contemporaneously with this Agreement, by and among Buyer, the Seller Parties, and Escrow Agent.

“Estimated Imbalances” means the aggregate estimate of Imbalances with respect to the Assets existing at the Effective Time delivered pursuant to Section 11.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” is defined in Section 2.3.

“Excluded Taxes” means Taxes measured by (a) net income, gross receipts, profits, capital, capital gains, or similar measures or (b) multiple bases (including corporate, franchise, business and occupation, business license, withholding, payroll, employment, social security, unemployment, stamp, occupation, or similar Taxes).

“Facilities” is defined in Section 2.2(d).

“Financial Statements” is defined in Section 6.5.

“Fundamental Representations” means the representations and warranties made by the Seller Parties in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6.

“GAAP” means accounting principles generally accepted in the United States.

“Goodrich Corp” is defined in the preamble of this Agreement.

“Goodrich LLC” is defined in the preamble of this Agreement.

“Governmental Authority” means any federal, state, local, tribal, or foreign government, or any court of competent jurisdiction, regulatory or administrative agency, commission, or other governmental authority that exercises jurisdiction over any of the Assets.

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “solid waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” or “contaminant,” and includes any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, and, to the extent defined, listed, designated or regulated under Environmental Laws, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“Hydrocarbons” means oil, gas, minerals, and other gaseous and/or liquid hydrocarbons or any combination of the foregoing, produced from and attributable to the Properties.

“Imbalances” means over-production or under-production or over-delivery or under-delivery with respect to Hydrocarbons produced from the Properties, regardless of whether the same arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or any other location, including any imbalances under gas balancing or similar agreements, production handling agreements, processing agreements, and/or gathering or transportation agreements.

“Information” is defined in Section 6.3.

“Interest Addition” is defined in Section 7.7(a).

“Interest Addition Notice” is defined in Section 7.7(a).

“Interest Addition Rejection Notice” is defined in Section 7.7(d).

“Interest Addition Value” is defined in Section 7.7(a).

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

“Leases” is defined in Section 2.2(a).

“Losses” means any and all losses, damages, Obligations, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.

“Material Agreements” means, to the extent binding on any of the Assets or Buyer’s ownership thereof after Closing, any contract, agreement, or other arrangement, other than the instruments constituting the Leases, which is one or more of the following types:

(a) A contract with any Affiliate of a Seller Party;

(b) A contract for the sale, purchase, exchange, or other disposition of Hydrocarbons which are not cancelable without penalty on 60 days prior written notice;

(c) A contract to sell, lease, farmin, farmout, exchange, or otherwise dispose of all or any part of the Assets (including contracts containing rights of first refusal, rights of first offer, or put or call rights, but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease);

(d) A joint operating agreement, unit operating agreement, unit agreement, or other similar agreement;

(e) A non-competition agreement or any agreement that purports to restrict, limit, or prohibit a Seller Party from engaging in any line of business or the manner in which, or the locations at which, a Seller Party (or Buyer, as successor in interest to Goodrich LLC) conducts business, including area of mutual interest agreements, or that would obligate Buyer after the Closing to sell any interest in any Asset(s), purchase any leasehold interest or other asset, or employ and pay for a drilling rig;

(f) A contract for the gathering, treatment, processing, storage, or transportation of Hydrocarbons;

(g) An indenture, mortgage or deed of trust, loan, credit or note purchase agreement, sale-lease back agreement, guaranty, bond, letter of credit, or similar financial agreement; or

(h) A contract for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or which cannot be terminated by Goodrich LLC without penalty on no more than 60 days notice.

“Net Revenue Interest” means, with respect to any Property, the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Property after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out or production therefrom.

“Non-Operated Assets” means Assets operated by any Person other than a Seller Party or its Affiliates.

“Obligations” means duties, liabilities, and obligations, whether vested, absolute, or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Permits” means all permits, licenses, approvals and consents from appropriate Governmental Authorities necessary to conduct operations on or with respect to the Assets.

“Permitted Encumbrances” means:

(a) The terms and conditions of the Leases and other instruments of record relating to the Wells, including lessor’s royalties, overriding royalties, net profits, carried interests, reversionary interests and similar burdens (payable or in suspense) to the extent that such terms and conditions do not, individually or in the aggregate, operate to reduce the Net Revenue Interest of any Property below that set forth on Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth on Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(b) Liens for current period Taxes, or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business, responsibility for which shall be retained by Goodrich LLC after Closing, and adequate cash reserves for which are maintained in accordance with GAAP;

(c) All rights to consent by, required notices to, filings with, or other actions by a Governmental Authority, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance;

(d) Conventional rights of reassignment triggered by Goodrich LLC’s (or, after the Closing, Buyer’s) express indication of its intention to release or abandon its interest prior to expiration of the primary term or other termination of such interest;

(e) Easements, rights of way, servitudes, permits, surface leases and other similar rights with respect to surface operations, on, over, or in respect of any Asset, or restrictions on access thereto, that do not materially interfere with or impair the exploration, development and/or operation of the affected Asset;

(f) The terms and conditions of the Material Agreements described on Exhibit C, to the extent the same do not, individually or in the aggregate, reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(g) Materialmens’, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets if such liens and charges have not yet become delinquent or if their validity is being contested in good faith by appropriate action and Goodrich LLC retains responsibility therefor after Closing, and, in each case, adequate cash reserves for the payment thereof are maintained in accordance with GAAP;

(h) Preferential rights to purchase or similar agreements (i) with respect to which waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby, (ii) with respect to which required notices have been given for the transactions contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights or (iii) which are listed on Schedule 4.22;

(i) Third party consents to assignments or similar agreements (i) with respect to which waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby, (ii) with respect to which required notices have been given for the transactions contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights, request for further information about the transactions contemplated by this Agreement or any Party to this Agreement, or other objection to the transactions contemplated by this Agreement, or (iii) with respect to which arrangements (acceptable to Buyer in its sole discretion) have been made by the Parties to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained;

(j) Errors or omissions in documents related to the Assets caused by oversights in drafting, executing, or acknowledging that (i) a prudent operator, when applying industry standards, would regard as immaterial, (ii) do not affect and have not historically affected the operations of or production from the Assets, and (iii) do not reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(k) Defects or irregularities of title as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against the applicable Seller Party’s title (or, after the Closing, Buyer’s);

(l) Imbalances, whether resulting from overproduction or underproduction, and plugging and surface restoration obligations;

(m) Defects or irregularities resulting from or related to probate proceedings or the lack thereof that have been outstanding for ten years or more;

(n) The terms and conditions of unitizations, communitizations, poolings and pooling agreements, joint operating agreements and production sales agreements to the extent that such terms and conditions (other than the non-consent provisions of joint operating agreements) do not, individually or in the aggregate, operate to reduce the Net Revenue Interest of any Property below that set forth on Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth on Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(o) Rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules and regulations of such Governmental Authority, except to the extent any of the same have been applied or exercised, individually or in the aggregate, in a manner that operates to reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(p) Any maintenance of uniform interest provision in an operating agreement if waived by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset hereunder; or

(q) Such other defects or irregularities of title as Buyer may have waived in writing or by which Buyer shall be deemed to have waived pursuant to the provisions of Section 7.2(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Preferential Asset” is defined in Section 6.4(b).

“Preferential Rights” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (a) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof, or (b) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Properties” is defined in Section 2.2(c).

“Property Costs” means all amounts attributable to the operation and ownership of the Assets, including capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Taxes (other than Excluded Taxes), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountants Societies, Inc.; provided, however, that Property Costs shall not include any liabilities, losses, costs, or expenses arising attributable to:

(a) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or other torts, illness or death;

(b) property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock, and other personal property in the ordinary course of business);

(c) violation of any Law (or a private cause or right of action under any Law);

(d) environmental damage or liabilities, including Remediation obligations for any contamination of groundwater, surface water, soil, sediments, or Facilities;

(e) title and environmental claims (including claims that Leases have terminated);

(f) claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices paid by Affiliates;

(g) gas balancing and other production balancing obligations;

(h) Casualty Losses; or

(i) any claims for indemnification, contribution, or reimbursement from any third Person with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (a) through (h), whether such claims are made pursuant to contract or otherwise.

“Purchase Price” is defined in Section 3.1.

“Purchase Price Adjustments” is defined in Section 11.2.

“Records” is defined in Section 2.2(f).

“Remediation” and its syntactical variants mean the implementation and completion of any remedial, removal, response, construction, repair, closure, disposal, restoration, or other corrective actions required under Environmental Laws.

“Restricted Business” means the exploration, development, exploitation, or production of oil, natural gas, or natural gas liquids.

“Retained Asset” is defined in Section 6.4(d).

“Retained Obligations” is defined in Section 13.1.

“Schedule” means any disclosure Schedule attached to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” means the Seller Parties and their Affiliates, together with their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, affiliates, subsidiaries, successors and assigns.

“Seller Operated Assets” means Assets operated by Goodrich LLC or its Affiliates.

“Seller Parties” is defined in the preamble of this Agreement.

“Seller’s Knowledge” means the actual knowledge of any fact, circumstance or condition by a current officer of Goodrich LLC or Goodrich Corp, or any operational supervisory or field-level supervisory employee of any Seller Party or their Affiliates with authority or responsibility over or including any of the Assets.

“Statement” is defined in Section 11.3(a).

“Surface Rights” is defined in Section 2.2(h).

“Suspense Funds” means proceeds of production and associated penalties and interest, if any, in respect of any of the Assets that are payable to third parties and are being held in suspense by the applicable Seller Party as the operator of such Assets.

“Tax” means:

(a) federal, state, local, or foreign taxes, charges, fees imposts, levies, or other assessments, including all net income, gross receipts, franchise, capital, sales, use, ad valorem, value added, transfer, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments, and charges of any kind whatsoever;

(b) all interest, penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority in connection with any item described in subsection (a); and

(c) any liability for any item described in subsections (a) and (b), payable by reason of contract, assumption, transferee liability, operation of Law, or otherwise.

“Tax Return” has the meaning set forth in Section 4.23.

“Territory” means that portion of Rusk County, Texas outlined on the map attached hereto as Exhibit G.

“Title Defect” is defined in Section 7.2.

“Title Defect Notices” is defined in Section 7.2.

“Title Defect Rejection Notice” is defined in Section 7.5.

“Title Defect Value” is defined in Section 7.2.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with, or other action by Governmental Authorities in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Rights or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Surface Rights or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transition Services Agreement” means the agreement to be executed by Goodrich LLC and Buyer at Closing, in form and substance mutually acceptable to both of such Parties, regarding the operation of the Assets during the transition period set forth therein after Closing.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of Treasury Regulations hereafter proposed or adopted.

“Units” has the meaning set forth in Section 2.2(c).

“Walkaway Sum” is defined in Section 12.1(e).

“Wells” has the meaning set forth in Section 2.2(b).

“Working Interest” means, with respect to any Property, the interest in and to such Property that is burdened with the obligation to bear and pay costs and expenses of maintenance, development, and operations on or in connection with such Property, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests, and other similar burdens upon, measured by, or payable out of production therefrom.

Section 1.2 Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:

(a) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms “herein,” “hereof,” “hereby,” and “hereunder,” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or subdivision in which any such terms may be employed. The terms “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.” The plural shall be deemed to include the singular, and vice versa.

(b) Unless the context of this Agreement clearly requires otherwise, references to Articles, Sections, subsections, Exhibits and Schedules refer to the Articles, Sections, and subsections of, and Exhibits and Schedules to, this Agreement.

(c) Any accounting term not otherwise defined herein has the meaning assigned to it under GAAP. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings in the oil and gas industry are used herein in accordance with such recognized meanings.

(d) The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Each exhibit, attachment, and schedule to this Agreement constitutes a part of this Agreement and is incorporated herein by reference, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

(f) Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

(g) Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto, and any rules and regulations promulgated thereunder.

(h) Any reference to “$” or “dollars” means United States Dollars.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. At the Closing, and upon the terms and subject to the conditions of this Agreement, Goodrich LLC shall (and Goodrich Corp shall cause Goodrich LLC to) sell to Buyer, and Buyer shall purchase from Goodrich LLC, the Assets, in exchange for the consideration set forth in this Agreement and the assumption by Buyer of the Assumed Obligations attributable to the Assets.

Section 2.2 The Assets. As used herein, the term “Assets” means all of Goodrich LLC’s right, title and interest in, to and under the following (except to the extent constituting Excluded Assets):

(a) The oil, gas, and/or mineral leases described on Exhibit A, and any other oil, gas, and/or mineral lease on which any of the Assets are located, together with all interests (including carried interests, royalty interests, overriding royalty interests, mineral interests, production payments and net profits interests) in such leases or derived from such leases in or to any pools or units that include any lands covered by any such leases or that include any Wells, and all tenements, hereditaments, and appurtenances belonging to such leases and such pooled areas or units (the “Leases”);

(b) All existing oil and/or gas wells located on the lands covered by the Leases, whether producing, shut-in, or temporarily abandoned, including those wells (and possible well locations and exploratory prospects) specifically described in Exhibit B, together with all injection and disposal wells on such lands (collectively, the “Wells”);

(c) The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby, and all other such agreements relating to the Leases and/or the Wells and to the production of Hydrocarbons, if any, attributable to the Leases and/or the Wells (the “Units,” and, together with the Wells and Leases, the “Properties”);

(d) All production facilities, structures, tubular goods, well equipment, lease equipment, production equipment, pipelines, inventory and all other personal property, fixtures and facilities used in connection with the Properties (the “Facilities”);

(e) All existing and effective contracts, agreements and instruments by which any of the Assets are bound or that directly relate to or are directly applicable to any

Asset (including sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, farmin or farmout agreements, service agreements, water rights agreements, production handling agreements, exploration agreements, and participation agreements), including the agreements described in Exhibit C, but (subject to Section 6.4) excluding any contract, agreement or instrument to the extent transfer thereof is restricted by third-party agreement or applicable Law;

(f) All records, files, orders, maps, data, interpretations, seismic data, geological and geographic information, schedules, reports and logs that relate to the Properties’ seismic, engineering, geological, and geophysical data and other records and data relating to the Assets, but (subject to Section 6.4) only to the extent not subject to unaffiliated third party contractual restrictions on disclosure or transfer and only to the extent related to the Assets (the “Records”);

(g) All rights and benefits arising from or in connection with any Imbalances existing as of the Effective Time;

(h) To the extent transferable, all easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with, the Properties, including those identified on Schedule 2.2(h) (“Surface Rights”);

(i) All Hydrocarbons produced from or attributable to the Properties from and after the Effective Time;

(j) All Hydrocarbon inventories produced from or attributable to the Properties that are in storage or existing in stock tanks at the Effective Time, whether produced before, on or after the Effective Time;

(k) The Suspense Funds;

(l) All trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; and

(m) All liens and security interests in favor of Goodrich LLC or its Affiliates, whether choate or inchoate, under any law or contract, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the other Assets or to the extent arising in favor of Goodrich LLC as a non-operator of any Non-Operated Property.

Section 2.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the “Excluded Assets”):

(a) All trade credits, accounts receivable, notes receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(b) All deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Assets with respect to any period of time prior to the Effective Time;

(c) All claims and causes of action of each Seller Party arising from acts, omissions, or events relating to (i) the Assets, or damage to or destruction of the Assets, occurring prior to the Effective Time or (ii) any of the Excluded Assets or the Retained Assets;

(d) All rights, titles, claims, and interests of each Seller Party arising prior to the Effective Time under any policy or agreement of insurance or bond, or to any insurance proceeds or awards relating to events, circumstances, or occurrences prior to the Effective Time;

(e) All claims of each Seller Party for refund of, or loss carry forwards with respect to, (i) ad valorem, severance, production, property, excise, or any other taxes attributable to any period prior to the Effective Time (even if applied for after the Effective Time), (ii) income or franchise taxes imposed on each Seller Party or their Affiliates, or (iii) any taxes attributable to the Excluded Assets or the Retained Assets;

(f) All amounts due or payable to a Seller Party as adjustments or refunds under any Material Agreements with respect to any period prior to the Effective Time (excluding all rights and interests with respect to Imbalances existing as of the Effective Time conveyed as part of the Assets);

(g) All proceeds, income or revenues (and any security or other deposits made) to the extent attributable to (i) the Assets prior to the Effective Time (excluding all rights and interests with respect to Imbalances existing as of the Effective Time conveyed as part of the Assets) or (ii) the Excluded Assets or the Retained Assets;

(h) All amounts due or payable to any Seller Party as adjustments to insurance premiums related to any period prior to the Effective Time;

(i) All of each Seller Party’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property (excluding the interests in seismic, engineering, geological, and geophysical data conveyed as part of the Assets);

(j) All documents and instruments of each Seller Party that may be protected by an attorney-client privilege;

(k) Audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets or Retained Assets;

(l) All corporate minute books, financial records, and other business records of each Seller Party that relate to each Seller Party’s business generally;

(m) All personal computers and associated peripherals, and radio and telephone equipment;

(n) All assets and interests excluded from the “Assets” pursuant to Article 7 or Article 8; and

(o) All items listed on Exhibit E.

Section 2.4 Receipts and Credits.

(a) Allocation of Income and Costs. If the Closing occurs:

(i) Buyer shall be entitled to all revenues, production, proceeds, income, and products from or attributable to the Assets from and after the Effective Time, and to all other income, proceeds, receipts, and credits earned (including delay rentals, shut-in royalties, and lease bonuses) with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred from and after the Effective Time; and

(ii) Except as expressly set forth to the contrary herein, Goodrich LLC shall be entitled to all revenues, production, proceeds, income, and products from or attributable to the Assets prior to the Effective Time, and to all other income, proceeds, receipts, and credits earned (including delay rentals, shut-in royalties, and lease bonuses) with respect to the Assets prior to Effective Time, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred prior to the Effective Time.

(b) Determinations. The terms “earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP and the standards established by the Council of Petroleum Accountants Societies, Inc. For purposes of this Section 2.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of such transaction for interpretive purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production, revenues, proceeds, income, accounts receivable, and products under this Section 2.4:

(i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline connecting into the storage facilities into which they are run, or, if there is no such facility, the applicable lease automatic custody transfer meters through which they are run; and

(ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters on the pipelines through which they are transported.

Buyer shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available.

(c) Allocation of Taxes. Taxes (other than Excluded Taxes), right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, and the number of days in the applicable period falling at or after, the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Buyer shall be responsible for the portion allocated to the period at and after the Effective Time and Goodrich LLC shall be responsible for the portion allocated to the period before the Effective Time. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Costs for which such Party is responsible or revenues to which such Party is entitled (whether entirely or in part) pursuant to this Section 2.4.

(d) Payments. Except to the extent the Purchase Price is adjusted in respect of such amount, if Buyer or a Seller Party receives any amount to which the other is entitled pursuant to this Section 2.4, such receiving Party will promptly account for and transmit such amount to the other. If Buyer or a Seller Party pays any amount for which the other is obligated pursuant to this Section 2.4, such paying Party will notify the other, and such other shall promptly reimburse such Party for such amount.

Section 2.5 Assumed Obligations. If the Closing occurs, from and after the Closing Date, Buyer shall assume, pay and discharge the following insofar as allocable to the Assets (“Assumed Obligations”), except to the extent the same constitute Retained Obligations or are matters for which the Seller Parties owe indemnification under Section 13.3:

(a) Any and all Obligations in any way relating to the ownership and/or operation of the Assets arising during, related to or otherwise attributable to the period commencing with the Effective Time;

(b) All plugging, abandonment, and surface restoration of the oil, gas, injection, water, or other wells located on the lands covered by the Leases;

(c) All Property Costs and other costs which are for the account of Buyer pursuant to Section 11.2;

(d) The Suspense Funds;

(e) Ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom attributable to any period from and after the Effective Time;

(f) Any and all sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation, and other similar fees and taxes, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, if any, imposed or required in connection with the sale of the Assets to Buyer or the filing or recording of all assignments related to the sale of the Assets to Buyer; and

(g) Any and all Environmental Liabilities.

ARTICLE 3

PURCHASE PRICE

Section 3.1 Purchase Price. Subject to any adjustments that may be made pursuant to Section 11.2, the purchase price for the Assets will be $95,000,000 (the “Purchase Price”). Contemporaneously with the execution of this Agreement, Buyer has paid the Deposit Amount to Bank of Texas, N.A., a national banking association (the “Escrow Agent”), and the Parties have entered into the Escrow Agreement. If the Closing occurs, the Deposit Amount shall be applied as a credit towards the Purchase Price in accordance with the Escrow Agreement. If the Closing does not occur as a result of the material breach by Buyer of the terms of this Agreement and there has been no material breach by the Seller Parties of the terms of this Agreement, then Goodrich LLC shall have the right, as its sole and exclusive remedy for Buyer’s material breach of this Agreement, to retain the Deposit Amount as liquidated damages (and not as a penalty). If the Closing does not occur for any other reason, the Deposit Amount shall be immediately returned to Buyer.

Section 3.2 Allocation of Purchase Price. The Parties agree that the unadjusted Purchase Price is allocated among the Assets in the amounts set forth in Exhibit F (the “Allocation Schedule”). The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on the Allocation Schedule. The Parties agree (a) that the Allocated Values, as adjusted pursuant to this Agreement, shall be used by the Parties as the basis for reporting Asset values and other items for purposes of all federal, state and local Tax Returns, including Internal Revenue Service Form 8594, which the Parties shall timely file with the Internal Revenue Service (if required to be filed) and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchase right holders or in other documents or notices relating to the transactions contemplated by this Agreement unless required to do so by a final determination as defined in Section 1313 of the Code. The Parties shall confer and cooperate on any revisions to the allocation of the Purchase Price, including reporting any matters that require updating to be consistent with the agreed allocation.

ARTICLE 4

SELLER PARTIES’ REPRESENTATIONS AND WARRANTIES

The Seller Parties jointly and severally represent and warrant to Buyer as follows:

Section 4.1 Organization and Standing. Goodrich LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Louisiana and is duly qualified to carry on its business in the states where the Assets are located. Goodrich Corp is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in each State where failure to be so qualified could reasonably be expected to adversely affect the Assets or consummation of the transactions contemplated by this Agreement.

Section 4.2 Legal Power. Each Seller Party has all requisite power and authority to carry on its business as presently conducted and to execute, deliver and perform this Agreement (and all documents required to be executed and delivered by such Seller Party at Closing). The execution, delivery and performance of this Agreement (and such documents) and the consummation of the transactions contemplated hereby (and thereby) will not violate, or be in conflict with, any material provision of any Seller Party’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound, or, to Seller’s Knowledge, any judgment, decree, order, statute, rule or regulation applicable to any Seller Party.

Section 4.3 Authorization and Enforceability. The execution, delivery and performance by each Seller Party of this Agreement (and all documents required to be executed and delivered by any Seller Party at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each Seller Party. This Agreement constitutes (and, at Closing, such documents shall constitute) each Seller Party’s legal, valid and binding obligation, enforceable against such Seller Party in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

Section 4.4 Liability for Broker’s Fees. No Seller Party has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Buyer will have any responsibility.

Section 4.5 No Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to Seller’s Knowledge, threatened against any Seller Party by any third Person.

Section 4.6 No Conflicts. The execution, delivery, performance and consummation of this Agreement (and the transactions contemplated hereby) do not and will not:

(a) Violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which any Seller Party is a party or by which any Seller Party or any of the Assets is bound (including the governing documents of any Seller Party);

(b) Violate, conflict or constitute a breach of any Law by which any Seller Party or any of the Assets is bound, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any authorization or Permit that relates to the Assets; or

(c) Except with respect to the Preferential Rights and Transfer Requirements listed on Schedule 4.22, result in the creation, imposition or continuation of any adverse claim or interest, or any lien, encumbrance, charge, equity or restriction of any nature whatsoever, on or affecting any Seller Party or the Assets.

Section 4.7 Consents and Approvals. No filing or registration with, and no permit, authorization, certificate, waiver, license, consent or approval of, any Governmental Authority is necessary for the execution, delivery or performance by any Seller Party of this Agreement (other than existing permits and other existing approvals).

Section 4.8 Litigation.

(a) No Seller Party has received a written claim or written demand notice that has not been resolved and that would materially adversely affect the Assets;

(b) There are no actions, suits, governmental investigations, written governmental inquiries or proceedings pending or, to Seller’s Knowledge, threatened in writing against any Seller Party or any of the Assets, in any court or by or before any Governmental Authority or arbitrator with respect to the Assets or that would affect the Seller Parties’ ability to consummate the transactions contemplated by this Agreement, or materially adversely affect the Assets; and

(c) There is no existing award, decision, injunction, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority that materially and adversely affects the use, ownership, and/or operation of the Assets.

Section 4.9 Insurance. Goodrich LLC maintains, and until the Closing Date shall maintain, with respect to the Seller Operated Assets, at least the insurance coverage described on Schedule 4.9.

Section 4.10 Liens. Except for Permitted Encumbrances, the Assets shall be conveyed to Buyer at the Closing free and clear of all liens and encumbrances.

Section 4.11 Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other Governmental Authority outstanding against any Seller Party or any Asset that would be reasonably expected to materially interfere with the operation of the Assets or impair any Seller Party’s ability to consummate the transactions contemplated by this Agreement.

Section 4.12 Compliance with Law. Goodrich LLC’s ownership and operation of the Seller Operated Assets is in material compliance with all applicable Laws (and, to Seller’s Knowledge, the ownership and operation of the Non-Operated Assets is in material compliance with all applicable Laws). No Seller Party has received notice of a material violation of any Law, or any judgment, decree or order of any court, applicable to any Seller Party’s business or operations that remains uncured, and that would, individually or in the aggregate, have a material adverse effect on the Assets (taken as a whole).

Section 4.13 Rights to Production. Except with respect to Imbalances or as set forth on Schedule 4.13, no Person has any call upon, right to purchase or to market, option to purchase or market, or similar rights with respect to any portion of the Hydrocarbons produced from the Seller Operated Assets after the Effective Time that is not terminable without penalty on less than three months’ notice.

Section 4.14 Take-or-Pay Arrangements. With respect to the Seller Operated Assets, Goodrich LLC has not received any prepayments or buydowns, or entered into any take-or-pay or forward sale arrangements, such that Goodrich LLC will be obligated after the Effective Time to make deliveries of Hydrocarbons produced from the Assets without receiving full payment therefor.

Section 4.15 Material Agreements. Except where a breach would not have a material adverse effect upon the Assets taken as a whole, (i) all Material Agreements are listed on Exhibit C, (ii) each Material Agreement is in full force and effect and represents the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, (iii) no Seller Party is and, to Seller’s Knowledge, no other party is, in breach of any Material Agreement, and (iv) no Seller Party has received or delivered notice of a default or breach with respect to any Material Agreement. Prior to the date of this Agreement, the Seller Parties have made available to Buyer or its representatives true and complete copies of each Material Agreement and all amendments and other modifications thereto.

Section 4.16 Compliance With Leases. Goodrich LLC is in compliance in all material respects with the Leases, including all express and implied covenants thereunder, and no written demands or notices of default or non-compliance have been issued to or received by the Seller Parties. Except proceeds attributable to interests being held in suspense in accordance with prudent industry practice, all proceeds of production which Goodrich LLC is disbursing or is required to disburse to third parties have been and are being accounted for under appropriate division orders, transfer orders or similar documents signed by or otherwise clearly binding on the parties receiving such proceeds and reflecting as to each party the decimal interest of such party.

Section 4.17 Payouts. No Wells are subject to a revision or other adjustment at some level of cost recovery or payout other than as expressly set forth on Exhibit B.

Section 4.18 Non-Consent Operations. Goodrich LLC has not elected not to participate in any operation or activity proposed with respect to any Asset which could result in any of Goodrich LLC’s (or, after the Closing, Buyer’s) interest in such Asset becoming subject to a penalty or forfeiture as a result of such election.

Section 4.19 Royalties and Rentals. All bonuses, delay rentals, minimum royalties and royalties, other than suspended royalties, with respect to the Seller Operated Assets (and, to Seller’s Knowledge, with respect to the Non-Operated Assets) have been timely and correctly paid in accordance with applicable Leases and Laws.

Section 4.20 Permits. Goodrich LLC has maintained and is maintaining all material Permits with respect to the Seller Operated Assets. The Seller Operated Assets (and, to Seller’s Knowledge, the Non-Operated Assets) are in compliance with applicable Laws, Permits, rules, regulations, ordinances and orders. No event has occurred which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any Permit or the imposition of any restrictions of such a nature as may limit the operation or use of the Assets as historically conducted.

Section 4.21 Imbalances. Except as set forth on Schedule 4.21, as of the date of this Agreement there are no Imbalances attributable to the Seller Operated Assets. No Seller Party has received a notice from an applicable operator relating to any of the Assets that an Imbalance constitutes all of a Seller Party’s (or its Affiliate’s) share of ultimately recoverable reserves in any balancing area.

Section 4.22 Preferential Rights and Transfer Requirements. Except as set forth on Schedule 4.22, there are no Preferential Rights or Transfer Requirements attributable or with respect to any of the Assets (or attributable to or with respect to any real or personal property of Goodrich LLC that would be an Asset but for such Transfer Requirements).

Section 4.23 Taxes and Assessments.

(a) (i) The Seller Parties have filed, or caused to be filed all material Tax returns, declarations, reports, claims for refund or information return or statements relating to Taxes (a “Tax Return”) that they have been required to file, either separately or as a member of a consolidated group, pursuant to all applicable Laws, (ii) all Tax Returns filed by the Seller Parties (or that include a Seller Party on a consolidated basis) are true, correct, and complete, and (iii) the Seller Parties have paid all Taxes that have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by a Seller Party, to the extent not being contested in good faith.

(b) No Asset is subject to a Tax partnership agreement or provision requiring a partnership income Tax Return to be filed under applicable Law.

(c) There are no Tax liens on any of the Assets except for Permitted Encumbrances.

Section 4.24 Wells and Equipment. With respect to the Seller Operated Assets (and, to Seller’s Knowledge, with respect to the Non-Operated Assets):

(a) All Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, contracts, and pooling or unit agreements;

(b) No Well is subject to penalties on allowables due to overproduction or any other violation of Law;

(c) There are no Wells or Facilities located on the Seller Operated Assets (or, to Seller’s Knowledge, on the Non-Operated Assets) that (i) Goodrich LLC or its Affiliate (or the operator, in the case of a Non-Operated Asset) is currently obligated by any Law or contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all material respects with applicable Law;

(d) All currently producing Wells and Facilities are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and, without limiting the foregoing, do not contain junk, fish, or other obstructions which could reasonably be expected to materially interfere with drilling, completion, and recompletion, stimulation, or other operations on, with respect to, or affecting the Properties;

(e) The Facilities include all equipment necessary for the operation of the Seller Operated Assets in the ordinary course as currently operated by Goodrich LLC; and

(f) The Assets include all easements, rights of way, licenses, and authorizations from Governmental Authorities necessary to access, construct, operate, maintain, and repair the Facilities in the ordinary course of business as currently conducted and in compliance with all applicable Laws.

(g) Exhibit B contains a list of all inactive wells located on the Seller Operated Assets.

Section 4.25 Outstanding Capital Commitments.

(a) There are no outstanding AFEs that are binding on the Assets and that any Seller Party reasonably anticipates will individually require expenditures by such Seller Party (or, if the Closing occurs, Buyer) or its successors in interest from and after the Effective Time in excess of $25,000.

(b) No Leases (i) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities, or any other means other than production in paying quantities, or (ii) will expire, terminate, or otherwise be materially impaired absent actions (other than continued production in paying quantities) by or on behalf of Goodrich LLC or Buyer, as applicable, within 60 days after the Closing Date.

Section 4.26 Absence of Certain Changes. Since the Effective Time (a) the ownership and operation of the Assets has been in the ordinary course of business consistent with past practice, and (b) no Seller Party has taken any action or permitted any occurrence with respect to the Assets that would have been prohibited by Section 6.1(c) had such action or occurrence happened between the date hereof and Closing.

Section 4.27 Environmental Matters.

(a) No Seller Party (or any Affiliate thereof) has received any notice of violation of any Environmental Law relating to the Assets where such violation has not been cured or otherwise remedied;

(b) No Seller Party (or Affiliate thereof) is in violation of any Environmental Law with respect to any Asset; and

(c) There has been no release into the environment of any Hazardous Material that could reasonably be expected to cause any Asset to be subject to a material Remediation obligation pursuant to Environmental Laws.

ARTICLE 5

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to the Seller Parties as follows:

Section 5.1 Organization and Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in each State where failure to be so qualified could reasonably be expected to adversely affect the Assets or consummation of the transactions contemplated by this Agreement.

Section 5.2 Power. Buyer has all requisite power and authority to carry on its business as presently conducted and to execute, deliver and perform this Agreement (and all documents required to be executed and delivered by Buyer at Closing). The execution, delivery and performance of this Agreement (and such documents) and the consummation of the transactions contemplated hereby (and thereby) shall not violate, or be in conflict with, any material provision of Buyer’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to Buyer.

Section 5.3 Authorization and Enforceability. The execution, delivery and performance by Buyer of this Agreement (and all documents required to be executed and delivered by Buyer at Closing), and the consummation of the transactions contemplated hereby (and thereby), have been duly authorized by all necessary action on behalf of Buyer. This Agreement constitutes (and, at Closing, such documents shall constitute) Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

Section 5.4 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which any Seller Party shall have any responsibility whatsoever.

Section 5.5 Litigation. There is no action, suit, proceeding, claim or investigation by any Person or Governmental Authority that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated hereby and to assume the liabilities to be assumed by Buyer under this Agreement, including the Assumed Obligations.

Section 5.6 Securities Law, Access to Data and Information. Buyer is familiar with the Assets, is a knowledgeable, experienced and sophisticated investor in the oil and gas business, and is an “accredited investor” as such term is defined in Regulation D of the Securities Act. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets. Buyer acknowledges that the Assets may be deemed to be “securities” under the Securities Act and certain applicable State securities or Blue Sky laws, and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities Laws.

Section 5.7 Due Diligence. Without limiting or impairing any representation, warranty, covenant, or agreement of a Seller Party contained in this Agreement, or Buyer’s right to rely thereon, Buyer represents that it has performed, or shall perform before the Closing, such review and due diligence with respect to the Assets, which includes reviewing well data and other files in performing necessary evaluations, assessments, and other tasks involved in evaluating the Assets as it deems necessary to enable it to make an informed decision to acquire the Assets under the terms of this Agreement.

Section 5.8 Basis of Buyer’s Decision. Buyer represents that by reason of its knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Goodrich LLC, and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and the Seller Parties’ representations, warranties, covenants, and agreements contained in this Agreement, and not on any other representations or warranties by the Seller Parties. Buyer represents that it has not relied and shall not rely on any statements by a Seller Party or its representatives (other than those representations, warranties, covenants, and agreements of the Seller Parties contained in this Agreement) in making its decision to enter into this Agreement or to close the transactions contemplated hereby.

Section 5.9 Financial Ability. Buyer has or will have at Closing sufficient cash, commitments from responsible lending institutions, available lines of credit, or other sources of immediately available cash to enable it to deliver the amounts due at Closing and to take such other actions as may be required to consummate the transactions contemplated hereby.

Section 5.10 Bargaining Position. Buyer expressly acknowledges and recognizes that the price for which the Seller Parties have agreed to sell the Assets and perform their obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices—Consumer Protection Act, V.C.T.A. BUS & COMM Ann. § 17.41 et seq. (the “DTPA”), or any similar statute, and this waiver of the DTPA, and any similar statute, by Buyer. BUYER FURTHER RECOGNIZES THAT THE SELLER PARTIES, IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAVE EXPRESSLY RELIED ON THE PROVISIONS OF THIS ARTICLE 5.

ARTICLE 6

COVENANTS AND AGREEMENTS

Section 6.1 Covenants and Agreements of the Seller Parties. The Seller Parties covenant and agree with Buyer as follows:

(a) Access to Records; Physical Access to the Leases and Wells. From the date of this Agreement to the Closing, Goodrich LLC will (and Goodrich Corp will cause Goodrich LLC to):

(i) Make the Records available to Buyer and its representatives for inspection and review at Goodrich Corp’s offices during normal business hours to permit Buyer to perform its due diligence review. Subject to the consent and cooperation of third Persons, the Seller Parties will assist Buyer in its efforts to obtain, at Buyer’s expense, such additional information from such Persons as Buyer may reasonably desire. Buyer may inspect the Records and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of the Seller Parties to a third Person. If disclosure or access is prohibited, the Seller Parties shall use commercially reasonable efforts to obtain permission to grant such access to Buyer and its representatives, and shall provide Buyer with as much information or access concerning the matter as is possible while still complying with applicable Laws and the Seller Parties’ obligations; provided that the Seller Parties shall not be required to make any payments for the benefit of any third Person in order to do so. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLER PARTIES MAKE NO WARRANTY, AND EXPRESSLY DISCLAIM ALL WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF THE RECORDS AND OTHER PERTINENT DATA AND INFORMATION THAT THEY MAY PROVIDE TO BUYER.

(ii) Grant Buyer, by appointment, during normal business hours, physical access to the Properties to allow the Buyer to conduct, at Buyer’s sole risk and expense, on site inspections and environmental assessments of the Properties. In connection with any such on site inspections, Buyer agrees not to unreasonably and materially interfere with the normal operation of the Properties and agrees to comply with all requirements of the operators of the Wells. If Buyer or its agents prepare an environmental assessment of any Lease or Well, Buyer agrees to keep such assessment confidential, unless disclosure is required pursuant to applicable Law, and to furnish copies thereof to the Seller Parties. IN CONNECTION WITH GRANTING SUCH ACCESS, BUYER REPRESENTS THAT IT IS ADEQUATELY INSURED AND WAIVES, RELEASES AND AGREES TO INDEMNIFY THE SELLER INDEMNITEES AGAINST ALL CLAIMS FOR INJURY TO, OR DEATH OF, PERSONS OR FOR DAMAGE TO PROPERTY ARISING IN ANY WAY FROM THE ACCESS AFFORDED TO BUYER HEREUNDER OR THE ACTIVITIES OF BUYER, REGARDLESS OF CAUSE, INCLUDING THE CONCURRENT NEGLIGENCE OF THE SELLER PARTIES AND THEIR CONTRACTORS AND SUBCONTRACTORS AND THEIR EMPLOYEES, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON. THIS WAIVER, RELEASE AND INDEMNITY BY BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

(b) Operation of the Assets. From the date of this Agreement to the Closing, Goodrich LLC shall (and Goodrich Corp shall cause Goodrich LLC to):

(i) Maintain and operate the Seller Operated Assets as a reasonably prudent operator in the ordinary course of business;

(ii) Pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with the operation of the Assets;

(iii) Pay or cause to be paid all bonuses and rentals, royalties, overriding royalties, shut-in royalties, and minimum royalties and development and operating expenses, ad valorem, property, production, severance, excise, and similar taxes, and other payments incurred with respect to the Assets except (A) royalties held in suspense as a result of title issues and that do not give any third party a right to cancel an interest in an Asset and (B) expenses or royalties being contested in good faith, unless the nonpayment of such contested expenses or royalties could result in the loss of a Lease, in which case Goodrich LLC shall notify Buyer and obtain Buyer’s approval prior to withholding such payment;

(iv) Comply in all material respects with all applicable Laws, statutes, ordinances, rules, regulations and orders relating to the Assets;

(v) Maintain the personal property comprising part of the Seller Operated Assets in at least as good a condition as it is on the date hereof, subject to ordinary wear and tear;

(vi) Keep Buyer reasonably informed regarding current and proposed activities and operations relating to the Assets; and

(vii) Notify Buyer of ongoing activities and capital expenditures with respect to the Seller Operated Assets in excess of $25,000 per activity or expenditure, net to the interest constituting part of the Assets, other than recompletions (which in all cases are deemed approved by Buyer).

(c) Restriction on Operations. From the date of this Agreement to the Closing, Goodrich LLC shall not (and Goodrich Corp. shall not permit Goodrich LLC to), without Buyer’s consent (which shall not be unreasonably withheld):

(i) Take any action that would cause its representations or warranties under this Agreement to be incorrect in any material respect (or with respect to representations and warranties qualified by materiality or material adverse effect, incorrect in any respect) as of the Closing Date;

(ii) Abandon any Seller Operated Asset (except any Lease after the expiration of its primary term if not capable of producing in paying quantities);

(iii) Commence, propose, or agree to participate in any single operation with respect to any of the Properties with an anticipated net cost with respect to the Assets of greater than $25,000, except for emergency operations;

(iv) Enter into, terminate, cancel, or materially amend or modify any Material Agreement or Lease, or enter into any new farmout, farmin or other similar contract affecting any Asset;

(v) Make any change to a division order, revenue deck or expense deck relating to any Seller Operated Asset that causes the Net Revenue Interest or Working Interest in such Asset to differ from that set forth for such Property on Exhibit B;

(vi) Make any other material change to a division order, revenue deck or expense deck relating to any Seller Operated Asset without written notice to Buyer (for such purposes, a customary change to the ownership of an individual interest arising from a transfer by sale, gift or death shall not constitute a material change);

(vii) Make any written or oral agreement allowing for the use of land covered by the Leases or the Units for mining purposes;

(viii) Sell, lease, sublease, transfer, farm out, dispose of or mortgage, pledge, or otherwise encumber all or any part of the Assets (other than replacement of equipment, Permitted Encumbrances and sales of Hydrocarbons in the ordinary course of business);

(ix) Permit the lapse of any insurance now in force with respect to the Assets,

(x) Grant or create any preferential right to purchase, right of first negotiation, right of first purchase, Transfer Requirement or similar right, obligation or requirement with respect to any Asset; or

(xi) Agree to do any of the foregoing.

(d) Marketing Contracts. Unless any Seller Party obtains the prior written consent of Buyer to act otherwise, such Seller Party shall not enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons produced from the Seller Operated Assets for a term beyond December 31, 2012.

Section 6.2 Enforcement of Third Party Provisions. To the extent pertaining to the Assets, and from and after the Effective Time until the first anniversary of the Closing, the Seller Parties shall, at Buyer’s request, use reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s cost and expense, all of the Seller Parties’ rights against third Persons under any warranties, guarantees or indemnities given by such third Persons.

Section 6.3 Confidentiality.

(a) All data and information, whether written or oral, obtained from a Seller Party in connection with the transactions contemplated hereby, including the Records, whether obtained by Buyer before or after the execution of this Agreement, and data and information generated by Buyer based on data or information obtained from a Seller Party in connection with the transactions contemplated hereby (collectively, the “Information”), is deemed by the Parties to be confidential. Until the Closing, except as required by Law, Buyer and its respective officers, agents and representatives shall hold in strict confidence all Information, except any Information which:

(i) At the time of disclosure by a Seller Party is in the public domain;

(ii) After disclosure by a Seller Party becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer;

(iii) Buyer can establish was rightfully in its possession at the time of disclosure by a Seller Party;

(iv) Buyer rightfully received from third Persons free of any obligation of confidence;

(v) Is developed independently by Buyer without the Information, provided that the Person or Persons developing the data shall not have had access to the Information; or

(vi) The disclosure of which is reasonably necessary in order to comply with applicable Transfer Requirements or Preferential Rights, notices required to be given under applicable contracts or to seek approvals and consents of Governmental Authorities for the conveyance of any Assets or the transactions contemplated hereby.

(b) Return of Information. If Closing does not occur and this Agreement is terminated, Buyer shall: (i) return to each Seller Party, as applicable, all copies of the Information in its possession obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to this Section 6.3; and (ii) destroy any and all notes, reports, studies or analyses based on, or incorporating, the Information. The terms of this Section 6.3 shall survive termination of this Agreement.

(c) Injunctive Relief. Buyer agrees that the Seller Parties shall not have an adequate remedy at law if Buyer violates any of the terms of this Section 6.3. In such event, the Seller Parties shall have the right, in addition to any other they may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.3, or to obtain specific enforcement of such terms.

Section 6.4 Preferential Purchase Rights and Transfer Requirements.

(a) Buyer’s purchase of the Assets is expressly subject to all validly existing and applicable Preferential Rights and Transfer Requirements. Promptly after the date hereof, Goodrich LLC shall prepare and send notices to holders of any Preferential Rights and Transfer Requirements (which notices shall be in form and substance reasonably satisfactory to Buyer), and otherwise initiate all procedures which in the Seller Parties’ good faith judgment are reasonably required to comply with or obtain the waiver of all Preferential Rights and Transfer Requirements with respect to the transactions contemplated by this Agreement. The Seller Parties shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preferential Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith. The Seller Parties shall use commercially reasonable efforts to cause the holders of Transfer Requirements to consent to, or otherwise waive the Transfer Requirements applicable to, the transactions contemplated by this Agreement.

(b) Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement. The portion of the Purchase Price to be allocated to any Asset or portion thereof affected by a Preferential Right (a “Preferential Asset”) or that becomes a Retained Asset shall be the Allocated Value for such Asset. If a Preferential Asset or a Retained Asset constitutes only a portion of an Asset and a portion of the Purchase Price has not been allocated specifically to such portion of such Asset on the Allocation Schedule, then the portion of the Purchase Price to be allocated to such Preferential Asset or Retained Asset shall be determined in a reasonable manner taking into account the net acreage (or net acre feet, as appropriate) that the portion of such Asset consisting of such Preferential Asset or Retained Asset bears to the net acreage (or net acre feet, as appropriate) in the entire Asset.

(c) If the holder of a Preferential Right who has been offered a Preferential Asset pursuant to Section 6.4(a) elects prior to Closing to purchase such Preferential

Asset in accordance with the terms of such Preferential Right, and the Parties receive written notice of such election prior to the Closing, such Preferential Asset shall be eliminated from the Assets and the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Preferential Asset pursuant to Section 6.4(b).

(d) If:

(i) a third Person brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preferential Right; or

(ii) an Asset is subject to a Transfer Requirement which provides that if prior consent to an assignment of such Asset is not obtained, such assignment is void or of no force or effect or that otherwise divests the assignee’s right, title or interest in or to such Asset, and such Transfer Requirement has not been expressly waived or otherwise satisfied prior to the Closing Date, then, unless otherwise agreed by the Seller Parties and Buyer, the Asset or portion thereof affected by such Preferential Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Buyer at Closing and the Purchase Price to be paid at Closing shall be reduced by the portion of the Purchase Price which is allocated to such Retained Asset pursuant to Section 6.4(b); provided, however, that, in the event that a Retained Asset is an Asset other than a Property, and Buyer is assigned the Property or Properties to which such Asset relates, but such Asset is not transferred to Buyer due to the unwaived Transfer Requirement, Buyer and the Seller Parties shall continue after Closing to use commercially reasonable efforts to obtain the waiver or consent required under the Transfer Requirement so that such Asset may be transferred to Buyer upon receipt of such consent and waiver, and, if permitted pursuant to applicable Law and agreement:

(A) Goodrich LLC shall continue to hold record title to such affected Assets as nominee for Buyer;

(B) Buyer shall be responsible for all Assumed Obligations with respect to the affected Lease(s) and other affected portions of the Assets as if Buyer were the record owner of such Assets as of the Closing Date; and

(C) Goodrich LLC shall act as Buyer’s nominee with respect to the affected Assets but shall be authorized to act only upon and in accordance with Buyer’s written instructions with respect thereto.

(e) Any Retained Asset so held back at the initial Closing shall be conveyed to Buyer at a delayed Closing (which shall become the new Closing Date, and 12:01 a.m. on such date shall be the Effective Time, with respect to such Retained Asset), within ten

Business Days following the date on which the Transfer Requirement has been satisfied, the time for exercising the Preferential Right has expired (without exercise or any action, or threat of action, to enforce such Preferential Right) or the suit, action or other proceeding, if any, referenced in clause (d)(i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Buyer pursuant to this Agreement, and the Seller Parties obtain a waiver of or notice of election not to exercise or otherwise satisfy all remaining Preferential Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section. At the delayed Closing, Buyer shall pay Goodrich LLC a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 11.2 with respect to such Asset through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within 180 days after the initial Closing has occurred with respect to any Assets, then such Retained Asset shall be eliminated from the Assets and this Agreement unless Buyer elects (in its sole discretion) to proceed with a closing on such Retained Asset, in which case Buyer shall be deemed to have waived any objection and shall be obligated to indemnify the Seller Indemnitees for all claims, losses and damages with respect to non-compliance with such Preferential Rights and Transfer Requirements related to such Retained Asset.

Section 6.5 SEC Matters. Goodrich LLC acknowledges that Buyer and its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets (“Financial Statements”) in documents filed with the SEC by Buyer and its Affiliates pursuant to the Securities Act or the Exchange Act, and that such Financial Statements may be required to be audited. In that regard, the Seller Parties shall cooperate with Buyer, and provide Buyer reasonable access to such records (to the extent such information is available) and personnel of the Seller Parties as Buyer may reasonably request to enable Buyer, and its representatives and accountants, at Buyer’s sole cost and expense, to create and audit any Financial Statements that Buyer deems necessary. Notwithstanding anything to the contrary herein, the Seller Parties shall (i) provide Buyer and its independent accountants with access to any and all existing information, books, records, and documents in their possession that relate to the Assets (subject to any privilege or confidentiality obligations) and other data delivered to Buyer by the Seller Parties pursuant to the provisions of this Agreement relevant to the periods being audited and (ii) provide customary representations to the Buyer and its independent accountants with respect to the information provided by the Seller Parties to Buyer and its Affiliates in connection with the revenues and direct operating expenses and other financial information relating to the Assets.

Section 6.6 Casualty or Condemnation Loss. If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (“Casualty Loss”), Buyer shall nevertheless be required to close (subject to the other provisions of this Agreement), and the Seller Parties shall elect, by written notice to Buyer delivered at least five Business Days prior to Closing, either (i) to cause the Assets affected by any Casualty Loss (other than condemnation or eminent domain) to be repaired or restored to at least their condition prior to such Casualty Loss, at the Seller Parties’ sole cost, risk and expense, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to fully indemnify Buyer against any costs or expenses that Buyer reasonably incurs to repair or restore the Assets subject to such Casualty Loss, or (iii) to remove and exclude such Asset or portion thereof from the “Assets” to be transferred and conveyed to Buyer at Closing and, accordingly, to reduce the Purchase Price to be paid at Closing by the Allocated Value of such Asset (or, if a portion of such Asset, such portion of such Allocated Value as shall be determined in a reasonable manner taking into account the net acreage (or net acre feet, as appropriate) that the portion of such Asset affected by such Casualty Loss bears to the net acreage (or net acre feet, as appropriate) in the entire Asset). In each case, Goodrich LLC shall retain all rights to insurance and other claims against third Persons with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.

Section 6.7 Further Assurances. Each Party shall use its respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated hereby, and to ensure that all of the conditions to its respective obligations contained in Article 9 or Article 10, as applicable, are satisfied as soon as reasonably practicable.

Section 6.8 Notification. Between the date of this Agreement and the Closing Date, Buyer shall reasonably promptly notify the Seller Parties in writing if Buyer obtains actual knowledge that any representation or warranty of the Seller Parties contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by the Seller Parties prior to or on the Closing Date has not been so performed or observed in any material respect; provided, that no such notice shall have any effect on any determination of whether any condition to Buyer’s obligation to close in Article 10 has been satisfied, on Buyer’s right to terminate this Agreement pursuant to Article 12, or on the Buyer Indemnitees’ right to indemnification under Article 13. During the same period, a Seller Party shall promptly notify Buyer in writing if a Seller Party obtains actual knowledge that any representation or warranty of Buyer contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Buyer prior to or on the Closing Date has not been so performed or observed in any material respect; provided, that no such notice shall have any effect on any determination of whether any condition to the Seller Parties’ obligation to close in Article 10 has been satisfied, on the Seller Parties’ right to terminate this Agreement pursuant to Article 12, or on the Seller Indemnitees’ right to indemnification under Article 13. If any of Buyer’s or the Seller Parties’ representations or warranties is untrue or shall become untrue in any material respect between the date of this Agreement and the Closing Date, or if any of Buyer’s or the Seller Parties’ covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall be cured by the Closing (subject to Buyer’s or the Seller Parties’ right to terminate this Agreement pursuant to Article 12), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 6.9 Amendment to Schedules. As of the Closing Date, all Schedules to this Agreement, as applicable, shall be deemed amended and supplemented by the Seller Parties to include reference to any matter which results in an adjustment to the Purchase Price as a result of the removal under the terms of this Agreement of any of the Assets. Prior to Closing, the Seller Parties shall have the right to supplement their Schedules relating to the representations and warranties set forth in Article 4 with respect to any matters discovered or occurring subsequent to the date of this Agreement and such supplements shall, if the Closing occurs, be deemed to have been included in the Seller Parties’ representations and warranties for purposes of the Seller Parties’ indemnification obligations under Article 13; provided, however, that all such supplements shall be disregarded solely for purposes of determining whether the condition to Purchaser’s obligation to close the transaction pursuant to Section 10.1 has been satisfied. If the Closing occurs and the Seller Parties have supplemented their Schedules pursuant to this Section 6.9, Buyer will be deemed to have waived the matters relating to such supplements in regard to Buyer’s obligation to close the transactions contemplated hereunder pursuant to Section 10.1.

Section 6.10 Replacement of Bonds, Letters of Credit and Guaranties. The Parties understand that none of the bonds, letters of credit and guaranties, if any, posted by Goodrich LLC with Governmental Authorities and relating to the Assets will be transferred to Buyer. Promptly following Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guaranties, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guaranties posted by Goodrich LLC or to consummate the transactions contemplated by this Agreement. The Seller Parties represent that all such bonds, letters of credit and guaranties are described on Schedule 6.10.

Section 6.11 Non-Competition.

(a) Subject to the exclusions and limitations set forth in Section 6.11(b), for the period of time beginning on the Closing Date and ending at 5:00 p.m. Houston, Texas time on the day immediately before the first anniversary of the Closing Date, no Seller Party shall, and no Seller Party shall permit any of its Affiliates to, directly or indirectly, (i) engage in the Restricted Business in the Territory; or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant.

(b) Notwithstanding the foregoing, Goodrich LLC shall not be prohibited from owning and/or operating the Excluded Assets and/or Retained Assets, and may fully engage in the Restricted Business in the Territory as to such Excluded Assets and/or Retained Assets. Additionally, Goodrich LLC may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if no Seller Party is a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.

(c) If a Seller Party breaches any of the provisions of Section 6.11(a), Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

(i) the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer; and

(ii) the right and remedy to recover from the Seller Parties all monetary damages suffered by Buyer as the result of any acts or omissions constituting a breach of this Section 6.11.

(d) Each Seller Party acknowledges that the restrictions contained in this Section 6.11 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.11 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.11 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE 7

TITLE DEFECTS

Section 7.1 Title Examination and Access. Buyer may make or cause to be made at its expense such examination as it may desire of Goodrich LLC’s title to the Assets. For such purposes, until the Defect Notice Time, the Seller Parties shall give to Buyer and its Representatives full access, upon scheduled appointment, during their respective regular hours of business to all of the files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files, title records, ownership maps, surveys, and any other information, data, records, and files that they have relating in any way to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, except, however, where restricted by license agreements or other agreements or contracts with a non-affiliated third party.

Section 7.2 Title Defects.

(a) As used herein, the term “Title Defect” shall mean any matter affecting any Asset that would not give Goodrich LLC Defensible Title to such Asset. Buyer shall notify the Seller Parties of Title Defects (“Title Defect Notices”) no later than 5:00 p.m. Houston, Texas time on September 27, 2012 (the “Defect Notice Time”). Each Title Defect Notice shall be in writing and include: (i) a specific description of the alleged Title Defect(s); (ii) the Assets affected; (iii) a detailed explanation of the basis for the alleged Title Defect; (iv) supporting documents reasonably sufficient for the Seller Parties to verify the existence of the alleged Title Defect(s); (v) the amount by which Buyer reasonably believes in good faith the Allocated Values of the affected Asset(s) are reduced by the alleged Title Defect(s) (the “Title Defect Value”); and (vi) the computations upon which Buyer’s belief is based.

(b) Notwithstanding anything herein to the contrary but excepting the special warranty of title in the Conveyance, Buyer forever waives Title Defects not asserted by a Title Defect Notice by or before the Defect Notice Time.

Section 7.3 Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a) If the Title Defect is that the actual Net Revenue Interest attributable to any Well (or the specified zone(s) therein) is less than that stated in Exhibit B and there is a corresponding proportionate decrease in Working Interest, then the Title Defect Value is the product of the Allocated Value of such Asset multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth in Exhibit B and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest stated in Exhibit B;

(b) If the Title Defect results from (i) a Seller Party having a greater Working Interest in a Well (or the specified zone(s) therein) than the Working Interest specified therefor in Exhibit B without a corresponding increase in the Net Revenue Interest or (ii) a Seller Party having a lesser Net Revenue Interest in a Well (or the specified zone(s) therein) than the Net Revenue Interest specified therefor in Exhibit B without a corresponding decrease in the Working Interest for such Well, the Title Defect Value shall be equal to the present value (discounted at 10% compounded annually) of the Parties’ agreed good faith estimate of the decreased value of such Well (or the specified zone(s) therein) for the period from and after the Effective Time which is attributable to such increase in such Seller Party’s Working Interest or decrease in such Seller Party’s Net Revenue Interest;

(c) If the Title Defect results from the existence of a lien, security interest, pledge, or collateral assignment, the Title Defect Value shall be an amount sufficient to fully discharge such lien, security interest, pledge, or collateral assignment;

(d) If the Title Defect results from any matter not described in paragraphs (a), (b), or (c) above, the Title Defect Value shall be an amount equal to the difference between the value of the Well(s) (or the specified zone(s) therein) or other Asset with such Title Defect and the value of the Well(s) (or the specified zone(s) therein) or other Asset without such Title Defect (taking into account the Allocated Value of the affected Asset);

(e) If a Title Defect is not effective or does not affect a Well (or the specified zone(s) therein) or other Asset throughout the entire productive life of such Well (or the specified zone(s) therein) or other Asset, such fact shall be taken into account in determining the Title Defect Value.

In no event, however, shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset.

Section 7.4 Procedure for Closing on Affected Assets. The following provisions shall apply with respect to closing on Assets subject to Title Defect Notices:

(a) Buyer and the Seller Parties shall enter into an escrow agreement (reasonably acceptable to all Parties), with an escrow agent (reasonably acceptable to all Parties), and at Closing, Buyer shall deposit with the escrow agent an amount equal to the aggregate amount of all downward price adjustments for Title Defects, after application of the applicable deductibles and thresholds set forth in this Agreement. Buyer and the Seller Parties shall proceed to close on the affected Assets.

(b) For each Title Defect timely asserted in a Title Defect Notice, the Seller Parties shall have the option of (i) Curing the Title Defect, (ii) contesting in good faith the Title Defect or Buyer’s good faith estimate of the Title Defect Value in accordance with Section 7.5, (iii) adjusting the Purchase Price downward by Buyer’s good faith estimate of the Title Defect Value set forth in the Title Defect Notice, subject to the limitations set forth in this Article 7, whereupon the Parties shall instruct the escrow agent to release the escrow funds applicable to such Title Defect to Buyer, or (iv) having Buyer reassign the affected Asset to the applicable Seller Party, whereupon Buyer shall be reimbursed for such Asset by the Seller Parties and/or the escrow agent, as applicable. The Seller Parties shall notify Buyer in writing of their election no more than ten (10) Business Days after Closing, and the Seller Parties’ failure to timely deliver a notice shall be deemed an election under clause (iii) of the preceding sentence.

(c) If the Seller Parties elect to Cure a Title Defect, the Seller Parties shall have ten (10) Business Days after Closing to Cure the Title Defect to Buyer’s reasonable satisfaction. At the end of such ten (10) Business Day period, the Parties shall instruct the escrow agent to release the escrow funds attributable to such Title Defect either to the applicable Seller Party, if the Seller Parties have Cured such Title Defect to Buyer’s reasonable satisfaction, or to Buyer, if the Seller Parties have not Cured such Title Defect to Buyer’s reasonable satisfaction. If the Seller Parties and Buyer are unable to agree on the sufficiency of the Cure, then no instructions shall be issued to the escrow agent, and the matter shall be submitted to arbitration pursuant to Section 7.5.

Section 7.5 Contested Title Defects. With respect to any Title Defect timely asserted by a Title Defect Notice not cured to the reasonable satisfaction of Buyer (“Cure”) within ten (10) Business Days after Closing, if a Seller Party contests in good faith the existence of such Title Defect or Buyer’s good faith estimate of the Title Defect Value or Buyer’s rejection of the Seller Party’s Cure of such Title Defect, then such Seller Party shall so notify Buyer in writing within such ten (10) Business Day period after Closing (a “Title Defect Rejection Notice”), which Title Defect Rejection Notice shall state with reasonable specificity the basis of such Seller Party’s rejection of the Title Defect or of such Title Defect Value or of Buyer’s rejection of the Seller Party’s Cure. For any Title Defect asserted by Buyer in a Title Defect Notice by the Defect Notice Time, if a Seller Party fails to timely deliver a Title Defect Rejection Notice, then such Seller Party shall be deemed to have accepted the validity of such Title Defect and such Title Defect Value, and (subject to Section 7.6) the Purchase Price shall be reduced by an amount equal to such Title Defect Value (and the Parties shall instruct the escrow agent to release the escrow funds applicable to such Title Defect to Buyer). If a Seller Party timely delivers a Title Defect Rejection Notice with respect to any Title Defect, then representatives of the Parties, knowledgeable in title matters, shall promptly meet and attempt to agree on whether such alleged Title Defect exists and, if so, the Title Defect Value applicable thereto. If the Parties are unable to reach agreement with respect to any Title Defect, then the Title Defect or the Title Defect Value or the Cure subject to the Title Defect Rejection Notice shall be submitted to arbitration in accordance with the procedures set forth in Section 8.8, and all amounts so deposited with the escrow agent shall be disbursed in accordance with such escrow agreement after the resolution of such arbitration pursuant to the results of such arbitration.

Section 7.6 Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Section 7.2, Section 7.4, and Section 7.5, the Seller Parties shall be obligated to adjust the Purchase Price to account for Title Defects only to the extent the aggregate Title Defect Value of all Title Defects that the Seller Parties are obligated to pay pursuant to this Article 7 (the “Aggregate Title Defect Value”) exceeds a deductible (not a threshold) equal to $1,000,000. In addition, if the Title Defect Value for any single Asset is less than $10,000, such value shall not be considered in calculating the Aggregate Title Defect Value. The aggregated Title Defect Value(s) for any Asset shall never exceed the Allocated Value of such Asset.

Section 7.7 Interest Additions.

(a) If a Seller Party discovers an increase in the Net Revenue Interest shown on Exhibit B with respect to an Asset that is free of Title Defects (an “Interest Addition”), then such Seller Party shall, from time to time and without limitation, have the right to give Buyer written notice of such Interest Additions (an “Interest Addition Notice”), as soon as practicable but not later than the Defect Notice Time, stating with reasonable specificity the Asset affected, the particular Interest Addition claimed, and such Seller Party’s good faith estimate of the amount the additional interest increases the value of the affected Asset over and above that Asset’s Allocated Value (the “Interest Addition Value”).

(b) The Interest Addition Value shall be determined by multiplying the Allocated Value of the subject Well (or the specified zone(s) therein) by a fraction, the numerator of which is the increase in the Net Revenue Interest in such Well (or the specified zone(s) therein) over the Net Revenue Interest specified therefor in Exhibit B, and the denominator of which is the Net Revenue Interest specified for such Well (or the specified zone(s) therein) in Exhibit B. The Seller Parties shall conclusively be deemed to have waived any additional interest not asserted by an Interest Addition Notice on or before the Defect Notice Time.

(c) If an Interest Addition Notice is timely delivered to Buyer, then Buyer and the Seller Parties shall enter into an escrow agreement (reasonably acceptable to all Parties), with an escrow agent (reasonably acceptable to all Parties), and at Closing, Buyer shall deposit with the escrow agent an amount equal to the aggregate amount of all Interest Addition Values, after application of the applicable deductibles and thresholds set forth in this Agreement. Buyer and the Seller Parties shall proceed to close on the affected Assets.

(d) With respect to any Interest Addition timely asserted by an Interest Addition Notice, if Buyer contests in good faith the existence of the Interest Addition or such Seller Party’s good faith estimate of the Interest Addition Value, then Buyer shall so notify such Seller Party in writing on or before the date that is ten (10) Business Days after the Closing Date (an “Interest Addition Rejection Notice”). The Interest Addition Rejection Notice shall state with reasonable specificity the basis of Buyer’s rejection of the Interest Addition or of Buyer’s good faith estimate of the Interest Addition Value. If Buyer fails to timely deliver an Interest Addition Rejection Notice, Buyer shall be deemed to have accepted the validity of the Interest Addition and such Seller Party’s good faith estimate of the Interest Addition Value, and the Parties shall instruct the escrow agent to release the Interest Addition Value applicable to such affected Asset to such Seller Party. If Buyer timely delivers an Interest Addition Rejection Notice with respect to any Interest Addition, then representatives of the Parties, knowledgeable in title matters shall promptly meet and attempt to agree to mutually reject the Interest Addition (in which case the Parties shall instruct the escrow agent to release the Interest Addition Value applicable to such affected Asset to Buyer), or agree on the validity of such Interest Addition and the Interest Addition Value (in which case the Parties shall instruct the escrow agent to release the Interest Addition Value applicable to such affected Asset to such Seller Party). If the Parties are unable to reach agreement with respect to any Interest Addition, then the Interest Addition or the Interest Addition Value subject to the Interest Addition Rejection Notice shall be submitted to arbitration in accordance with the procedures set forth in Section 8.8, and all amounts so deposited with the escrow agent shall be disbursed in accordance with such escrow agreement after the resolution of such arbitration pursuant to the results of such arbitration.

(e) Notwithstanding the other provisions of this Section 7.7, Buyer shall be obligated to adjust the Purchase Price to account for Interest Additions only if the aggregate Interest Addition Value of all Interest Additions that Buyer has agreed to pay or which are resolved pursuant to this Section 7.7 exceeds a deductible (not a threshold) equal to $1,000,000. In addition, if the Interest Addition Value for any single Asset is less than $10,000, such value shall not be considered in calculating any increase to the Purchase Price.

ARTICLE 8

ENVIRONMENTAL DEFECTS

Section 8.1 Buyer’s Environmental Assessment. Beginning on the date of this Agreement and ending at the Defect Notice Time, Buyer shall have the right, at its sole cost, risk, and expense, to conduct an environmental assessment of the Assets. During the Seller Parties’ regular hours of business and after providing the Seller Parties with written notice of any such activities no less than one Business Day in advance (which written notice shall include the identity of the operator (if other than a Seller Party) and any other third party whose permission is legally required, which Seller Parties shall cooperate with Buyer in securing), Buyer and its representatives shall be permitted to enter upon the Assets, inspect the same, review all of the Seller Parties’ files and records (other than those for which the Seller Parties have an attorney-client privilege) relating to the Assets, and generally conduct visual, non-invasive tests, examinations, and investigations. No sampling or other invasive inspections of the Assets may be conducted without the Seller Parties’ prior written consent, which shall not be unreasonably withheld. The Seller Parties will have the right to (a) observe such investigation, and (b) promptly receive a copy of any final environmental report received by Buyer with respect to the Assets, except for such information for which Buyer has an attorney-client privilege. All information obtained or reviewed by Buyer shall be maintained as confidential by Buyer through the Environmental Defect Closing Date.

Section 8.2 Environmental Defects. Buyer shall notify the Seller Parties in writing of any Environmental Defect (an “Environmental Defect Notice”) no later than the Defect Notice Time. The Environmental Defect Notice shall include: (i) the Asset(s) affected; (ii) a complete and reasonably detailed description of the alleged Environmental Defect; (iii) Buyer’s good faith estimate of the cost of Remediation of such Environmental Defect (the “Environmental Defect Value”); and (iv) appropriate documentation substantiating Buyer’s claim. Notwithstanding anything herein to the contrary, other than the representations made by the Seller Parties in Section 4.27, Buyer forever waives Environmental Defects not asserted by an Environmental Defect Notice no later than the Defect Notice Time.

Section 8.3 Seller Parties’ Right to Remediate. The Seller Parties shall have the right, but not the obligation, to attempt (at their sole cost) to Remediate any alleged Environmental Defect at any time before October 10, 2012 (the “Environmental Defect Closing Date”).

Section 8.4 Remedies for Environmental Defects.

(a) For any Environmental Defect asserted in an Environmental Defect Notice and not Remediated to Buyer’s reasonable satisfaction before Closing, the Parties shall exclude the Assets affected thereby from the “Assets” to be conveyed to Buyer at Closing (with the Purchase Price adjusted downward by the Allocated Values thereof (such aggregate downward adjustment amount being the “Environmental Purchase Price”)), and shall proceed to a subsequent closing on such Assets on the Environmental Defect Closing Date (pursuant to the provisions of this Article 8), which shall be conducted pursuant to the provisions set forth in Article 11, as applicable.

(b) For any Environmental Defect asserted in an Environmental Defect Notice and not Remediated to Buyer’s reasonable satisfaction before the Environmental Defect Closing Date (and subject to the Seller Parties’ right to contest the existence of any Environmental Defect or the amount of any Environmental Defect Value as set forth in Section 8.5), the Seller Parties, in their sole discretion, shall have the option of:

(i) Subject to Section 8.6, reducing the Environmental Purchase Price by the Environmental Defect Value for such Environmental Defect; or

(ii) Assuming joint and several responsibility for Remediating the Environmental Defect.

The Seller Parties must notify Buyer in writing of their such election with respect to each such Environmental Defect at least four Business Days before the Environmental Defect Closing Date (and, if such election is under clause (ii) with respect to any Environmental Defect, such notice must also include a detailed description of the Seller Parties’ proposed plan and timing for such Remediation); the failure to so timely notify Buyer with respect to any such Environmental Defect shall be deemed an election by the Seller Parties under clause (i) of the preceding sentence with respect to such Environmental Defect. If the Seller Parties have timely notified Buyer in writing of an election under clause (i) with respect to any Environmental Defect, Buyer shall be deemed to have assumed responsibility for Remediation of such Environmental Defect, and all Obligations with respect thereto shall be deemed to constitute Assumed Obligations. If the Seller Parties have timely and properly notified Buyer in writing of an election under clause (ii) with respect to any Environmental Defect, Buyer shall at least one Business Day before the Environmental Defect Closing Date notify the Seller Parties in writing whether Buyer approves the Seller Parties’ proposed plan and timing for Remediation of such Environmental Defect. If Buyer does not so notify the Seller Parties, Buyer shall be deemed to have not approved such plan. If Buyer approves the Seller Parties’ plan for Remediation of any Environmental Defect, the Seller Parties shall use their best efforts to implement such Remediation in a manner consistent with the requirements of Environmental Laws and such plan, and shall have access to the affected Assets after the Environmental Defect Closing Date to implement and complete such Remediation, and the Seller Parties shall remain liable for all Damages arising out of or in connection with such Environmental Defect and such Remediation until such time as the Remediation is completed to Buyer’s reasonable satisfaction. If Buyer does not approve (or is deemed not to have approved) the Seller Parties’ proposed plan for Remediation of any Environmental Defect, then Buyer shall have the option to remove and exclude the Asset(s) subject to such Environmental Defect (together with other Assets that are appurtenant thereto) from the “Assets,” and upon such election the Environmental Purchase Price shall be reduced by the Allocated Values of the Assets so removed and excluded from the “Assets.”

(c) If any Asset is subject to an Environmental Defect, the Environmental Defect Value of which is greater than the Allocated Value of such Asset, Buyer shall have the right (in its sole discretion), exercised by delivery of written notice to the Seller Parties at least one Business Day before the Environmental Defect Closing Date, to remove and exclude such Asset that is subject to such Environmental Defect, together with all Assets appurtenant thereto, from the “Assets” in which case the Environmental Purchase Price shall be reduced by an amount equal to the Allocated Values of the Assets so removed and excluded from the “Assets.”

Section 8.5 Contested Environmental Defects. With respect to any Environmental Defect timely asserted by an Environmental Defect Notice not waived in writing by Buyer or Remediated to the reasonable satisfaction of Buyer before the Environmental Defect Closing Date, if the Seller Parties contest in good faith the existence of such Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value, then the Seller Parties shall so notify Buyer in writing at least four Business Days before the Environmental Defect Closing Date (an “Environmental Defect Rejection Notice”), which Environmental Defect Rejection Notice shall state with reasonable specificity the basis of the Seller Parties’ rejection of the Environmental Defect or of Buyer’s good faith estimate of the Environmental Defect Value. For any Environmental Defect asserted by Buyer in an Environmental Title Defect Notice by the Defect Notice Time, if the Seller Parties fail to timely deliver an Environmental Defect Rejection Notice, then the Seller Parties shall be deemed to have accepted the validity of such Environmental Defect and such Environmental Defect Value, and (subject to Sections 8.4(c) and 8.6) the Environmental Purchase Price shall be reduced by an amount equal to such Environmental Defect Value unless such Environmental Defect is Remediated to the reasonable satisfaction of Buyer before the Environmental Defect Closing Date. If the Seller Parties timely deliver an Environmental Defect Rejection Notice with respect to any Environmental Defect, then representatives of the Parties, knowledgeable in environmental matters, shall promptly (but in any event at least two Business Days before the Environmental Defect Closing Date) meet and attempt to agree on whether such alleged Environmental Defect exists and, if so, the Environmental Defect Value applicable thereto. If the Parties are unable to reach agreement with respect to any Environmental Defect:

(a) The Environmental Defect or the Environmental Defect Value subject to the Environmental Defect Rejection Notice shall be submitted to arbitration in accordance with the procedures set forth in Section 8.8;

(b) If such arbitration is completed by the Environmental Defect Closing Date, then the Asset(s) subject to such arbitration shall be subject to the provisions of Section 8.4 and may be removed and excluded from, or included in, the “Assets” to be conveyed on the Environmental Defect Closing Date, and the Environmental Purchase Price shall be adjusted, accordingly (if applicable); and

(c) If such arbitration is not completed by the Environmental Defect Closing Date:

(i) Buyer may (in its sole discretion) elect to either (1) remove and exclude the Asset affected by such contested Environmental Defect (together with other Assets that are appurtenant thereto) from the “Assets” to be conveyed on the Environmental Defect Closing Date, accordingly reduce the Environmental Purchase Price by the Allocated Values of such Assets, and terminate such arbitration or (2) retain the Asset within the “Assets” to be conveyed on the Environmental Defect Closing Date and accordingly (subject to Section 8.6) reduce the Environmental Purchase Price by Buyer’s good faith estimate of the Environmental Defect Value set forth in the relevant Environmental Defect Notice;

(ii) If Buyer retained such Asset within the “Assets” conveyed on the Environmental Defect Closing Date and the arbitrator determines that such Environmental Defect does not exist, Buyer shall promptly after such determination pay to the Seller Parties an amount equal to the amount by which the Environmental Purchase Price was reduced for such Environmental Defect; and

(iii) If Buyer retained such Asset within the “Assets” conveyed on the Environmental Defect Closing Date and the arbitrator determines that the Environmental Defect Value for such Environmental Defect was less than the amount by which the Environmental Purchase Price was adjusted for such Environmental Defect, Buyer shall promptly after such determination pay to the Seller Parties an amount equal to the difference between such actual amount and the amount by which the Environmental Purchase Price was reduced for such Environmental Defect.

Section 8.6 Limitation. Notwithstanding the other provisions of this Article 8, no adjustment to the Environmental Purchase Price for Environmental Defect Values shall be made unless and until the aggregate value of all Environmental Defect Values (the “Aggregate Environmental Defect Value”) exceeds a deductible (not a threshold) equal to $1,000,000. If the Environmental Defect Value with respect to any single Environmental Defect is less than $10,000, such cost shall not be considered in calculating the Aggregate Environmental Defect Value.

Section 8.7 Exclusive Remedies. The rights and remedies expressly granted to Buyer in or pursuant to this Agreement are the exclusive rights and remedies against the Seller Parties related to any Environmental Defect or Title Defect, or losses related thereto. Buyer expressly waives any and all other rights and remedies it may have under Environmental Laws against the Seller Parties regarding the environmental conditions of the Assets, whether for contribution, indemnity, or otherwise, regardless of the fault or negligence of the claiming party, including strict or statutory liability of that Party under applicable Law.

Section 8.8 Limited Arbitration. It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that all disputes under Article 7 or Article 8 shall be finally and exclusively submitted to, and determined by, binding arbitration. The arbitration proceedings shall be held in Houston, Texas. The arbitration shall be conducted before a single arbitrator (who shall be selected by mutual agreement of the Parties) pursuant to the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”); provided, however, that if disputes exist with respect to both title and environmental matters, and the Parties cannot agree on a single arbitrator with experience in both such matters, the Parties agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate arbitrators. If the Parties are unable to agree on any arbitrator, the Houston office of the AAA shall select the arbitrator. No arbitrator shall be selected who has had an affiliation with either Party or any Affiliate of either Party within the five year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim. Each arbitrator must be a licensed and practicing attorney (including any attorney practicing in-house for a company, with an outside law firm, as a solo practitioner, or as a professional arbitrator) or a retired judge of a state or federal court. If any arbitrator should die, withdraw, or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator. In the event of any conflict between the Commercial Arbitration Rules of the AAA and the provisions of this Section 8.8, the provisions of this Section 8.8 shall govern and control. Each arbitrator shall apply the laws of the State of Texas (without regard to conflict of law rules) to the dispute, controversy, or claim. With respect to each matter submitted to the arbitrator pursuant to this Section 8.8, the arbitrator must resolve such matter by choosing one Party’s proposed resolution, and may not resolve such matter in any other manner. To the extent that they are not inconsistent with the Commercial Arbitration Rules of the AAA, evidentiary questions shall be governed by the Texas Rules of Evidence. Any arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear; provided, however, that an award shall not be made solely on the default of a Party, but the arbitrator shall require the Party who is present to submit such evidence as the arbitrator may determine is reasonably required to make an award. Each arbitrator’s award shall be in writing and shall set forth findings and conclusions upon which the arbitrator based the award. The prevailing Party in each arbitration shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses incurred in connection with the arbitration, as determined by the arbitrator. Consequential, indirect, special, exemplary or punitive damages of a Party shall not be awarded under any circumstances. Any award pursuant to any arbitration shall be final and binding upon the Parties.

ARTICLE 9

SELLER PARTIES’ CONDITIONS TO CLOSE

The obligations of the Seller Parties to consummate the transactions provided for herein are subject to the fulfillment or (in the Seller Parties’ sole discretion) waiver at or prior to the Closing of each of the following conditions:

Section 9.1 Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or material adverse effect) as of the Closing Date as though made on and as of such date.

Section 9.2 Performance. Buyer shall have performed or complied with in all material respects (and in all respects, in the case of obligations, covenants and agreements qualified by materiality) all obligations, covenants, and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 9.3 Pending Matters. No suit, action or other proceeding shall be pending or threatened, and no injunction, order or award shall have been issued, that seeks to restrain, enjoin or otherwise prohibit, or recover material damages with respect to, the consummation of the transactions contemplated by this Agreement, excluding any such matter initiated by a Seller Party or its Affiliate.

Section 9.4 Execution and Delivery of the Closing Documents. Buyer shall have executed, acknowledged and delivered, or shall stand ready to execute, acknowledge and deliver, as appropriate, to the Seller Parties all closing deliverables described in Section 11.5.

Section 9.5 Adjustments. (a) The net sum of all upward and downward adjustments to the Purchase Price to be made at Closing pursuant to Article 7, Article 8, and Section 6.6 shall be less than 20% of the unadjusted Purchase Price, and (b) the total value of Environmental Defects and Title Defects (i) for which the Parties are pursuing arbitration, or (ii) with respect to which the Seller Parties have agreed to Remediate or Cure after Closing, shall be less than 20% of the unadjusted Purchase Price.

Section 9.6 Casualty Losses. The aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain shall be less than 20% of the unadjusted Purchase Price.

ARTICLE 10

BUYER’S CONDITIONS TO CLOSE

The obligations of Buyer to consummate the transactions provided for herein are subject to the fulfillment or (in Buyer’s sole discretion) waiver at or prior to the Closing of each of the following conditions:

Section 10.1 Representations. The representations and warranties of the Seller Parties herein contained shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or material adverse effect), as of the Closing Date as though made on and as of such date, other than representations and warranties that refer to a specified date, which need only be true and correct as of such date.

Section 10.2 Performance. The Seller Parties shall have performed in all material respects (and in all respects, in the case of obligations, covenants and agreements qualified by materiality) all obligations, covenants and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing, including all Cure and Remediation obligations undertaken to be completed before Closing by the Seller Parties.

Section 10.3 Pending Matters. No suit, action or other proceeding shall be pending or threatened, and no injunction, order or award shall have been issued, that seeks to restrain, enjoin or otherwise prohibit, or recover material damages with respect to, the consummation of the transactions contemplated by this Agreement, excluding any such matter initiated by Buyer or any of its Affiliates.

Section 10.4 Execution and Delivery of the Closing Documents. The Seller Parties shall have executed, acknowledged and delivered, or shall stand ready to execute, acknowledge and deliver, as appropriate, to Buyer all closing documents described in Section 11.4.

Section 10.5 Adjustments. (a) The net sum of all upward and downward adjustments to the Purchase Price to be made at Closing pursuant to Article 7, Article 8, and Section 6.6 shall be less than 20% of the unadjusted Purchase Price, and (b) the total value of Environmental Defects and Title Defects (i) for which the Parties are pursuing arbitration, or (ii) with respect to which the Seller Parties have agreed to Remediate or Cure after Closing, shall be less than 20% of the unadjusted Purchase Price.

Section 10.6 Casualty Losses. The aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain shall be less than 20% of the unadjusted Purchase Price.

ARTICLE 11

THE CLOSING

Section 11.1 Time and Place of the Closing. If the conditions referred to in Article 9 and Article 10 have been satisfied or waived in writing, and subject to any extensions provided for herein, including, if applicable, the extension provided for in Section 8.4 with respect to Environmental Defects, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., whose address is 1111 Louisiana, 44th Floor, Houston, TX 77002, at 10:00 a.m. Houston, Texas time on or before September 28, 2012, or if all such conditions have not been satisfied or waived by that date, then on such other date that is mutually agreed by the Parties (the “Closing Date”).

Section 11.2 Adjustments to Purchase Price at the Closing.

(a) All adjustments to the Purchase Price shall be made (i) according to the provisions set forth in this Agreement, (ii) in accordance with GAAP as consistently applied in the oil and gas industry, and (iii) without duplication.

(b) At the Closing, the Purchase Price shall be increased by the following amounts, without duplication:

(i) the aggregate amount of all Purchase Price increases required with respect to Interest Additions under Article 7;

(ii) an amount equal to the value of all net amounts owed to the Seller Parties with respect to the Assets for the Estimated Imbalances (and, where any Imbalances are calculated on a per barrel or per Mcf basis rather than a cash basis, such amount will be determined using the product of the volume associated with such Imbalances and $4.50 per Mcf and $95.55 per barrel, as applicable);

(iii) the aggregate amount of all non-reimbursed Property Costs which are attributable to the Assets for the period from and after the Effective Time and that have been paid by Goodrich LLC;

(iv) the value (using $95.55 per barrel and $4.50 per Mcf) of all Hydrocarbons in storage or existing in stock tanks, less applicable deductions (including royalties payable out of such production) in each case at the Effective Time;

(v) the net amount of all prepaid expenses related to the Properties (including prepaid production taxes, severance taxes, and other taxes measured by units of production; bonuses; rentals; cash calls to third Person operators; insurance premiums; and scheduled payments) attributable to periods from and after the Effective Time;

(vi) the amount of all Taxes, if any, prorated to Buyer in accordance with this Agreement but paid by the Seller Parties; and

(vii) such other amounts as may be mutually agreed upon by the Parties.

(c) At the Closing, the Purchase Price shall be decreased by the following amounts, without duplication:

(i) the aggregate amount of all Purchase Price reductions required with respect to Title Defects pursuant to Article 7;

(ii) the aggregate amount of all Purchase Price reductions required with respect to Environmental Defects pursuant to Article 8;

(iii) the value allocated to any Retained Asset pursuant to Section 6.4;

(iv) the aggregate amount of all Purchase Price reductions required pursuant to Section 6.6;

(v) an amount equal to the value of all net amounts owed by Goodrich LLC with respect to the Assets for the Estimated Imbalances (and, where any Imbalances are calculated on a per barrel or per Mcf basis rather than a cash basis, such amount will be determined using the product of the volume associated with such Imbalances and $4.50 per Mcf and $95.55 per barrel, as applicable);

(vi) the aggregate amount of all non-reimbursed Property Costs which are attributable to the Assets for the period prior to the Effective Time and that have been paid by Buyer;

(vii) an amount equal to all proceeds received by Goodrich LLC or any of their Affiliates for the sale of the Hydrocarbons produced from the Assets from and after, or in storage or existing in stock tanks at, the Effective Time, and any other amounts received by Goodrich LLC or any of their Affiliates to which Buyer would be entitled under Section 2.4(a);

(viii) the amount of the Suspense Funds; and

(ix) such other amounts as may be mutually agreed upon by the Parties.

The adjustments described in this Section 11.2 are hereinafter referred to as the “Purchase Price Adjustments.”

Section 11.3 Closing Statement; Post-Closing Adjustment.

(a) At least five Business Days prior to the Closing Date, Goodrich LLC shall prepare and deliver to Buyer a statement of the Estimated Imbalances and the estimated Purchase Price Adjustments taking into account the foregoing principles, and using and based upon the best information available to Goodrich LLC (the “Statement”). At the Closing, Buyer shall pay the Purchase Price (less the Deposit Amount), as adjusted by the estimated Purchase Price Adjustments reflected on the Statement.

(b) As soon as reasonably practicable after the Closing but not later than the 90th day following the Closing Date, Goodrich LLC shall prepare and deliver to Buyer a draft statement setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment under Section 11.2, based on the most recent actual figures for each adjustment, and using the actual Imbalance amounts rather than the Estimated Imbalances. Goodrich LLC shall provide reasonable documentation to support the final calculation. As soon as reasonably practicable, but not later than the 30th day following receipt of such statement from Goodrich LLC, Buyer shall deliver to Goodrich LLC a written report containing any changes that Buyer proposes be made to such statement. If Buyer does not deliver such report to Goodrich LLC on or before the end of such 30 day period, Buyer shall be deemed to have agreed with Goodrich LLC’s statement, and such statement shall become binding upon the Parties.

(c) The Parties shall undertake to agree on the final statement of the Purchase Price no later than 60 days after delivery of Goodrich LLC’s statement. If the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Buyer and Goodrich LLC (the “Accounting Arbitrator”), for review and final determination by arbitration. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Article 11. The Accounting Arbitrator’s determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of this Agreement and may not increase the Purchase Price more than the increase proposed by Goodrich LLC nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter (other than the interest provided for in this Section 11.3). Goodrich LLC and Buyer shall each bear their own legal fees and other costs of presenting its case. Goodrich LLC shall bear one-half and Buyer shall bear one-half of the costs and expenses of the Accounting Arbitrator. Within ten days after the earlier of (i) the expiration of Buyer’s 30 day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Arbitrator finally determine the Purchase Price, Buyer shall pay to Goodrich LLC the amount by which the Purchase Price exceeds the amount paid pursuant to Section 11.3(a) or Goodrich LLC shall pay to Buyer the amount by which the amount paid pursuant to Section 11.3(a) exceeds the Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 11.3 shall bear interest from the Closing Date to the date of payment at the lesser of (x) the annual rate of interest published as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal on the last Business Day prior to the Effective Date plus 3% and (y) the maximum rate allowed by applicable Law.

Section 11.4 Actions of the Seller Parties at the Closing. At the Closing, the Seller Parties (as applicable) shall:

(a) execute, acknowledge and deliver to Buyer counterparts of the Conveyance and such other instruments (in form and substance agreed upon by the Parties) as may be reasonably necessary to convey the Assets to Buyer in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b) deliver notice required under the Escrow Agreement;

(c) deliver to Buyer possession of the Assets (except the Suspense Funds, which shall be conveyed to Buyer by way of a downward adjustment to the Purchase Price as provided in Section 11.2(c)(viii));

(d) execute and deliver to Buyer an affidavit attesting to the non-foreign status of each Seller Party in the form prescribed in Treasury Regulation Section 1.1445-2(b)(2);

(e) execute and deliver letters-in-lieu of division order to reflect the transactions contemplated hereby, which letters shall be on forms prepared by the Seller Parties and reasonably acceptable to Buyer;

(f) deliver to Buyer a certificate, duly executed by an authorized officer of each Seller Party, certifying on behalf of each Seller Party that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled;

(g) where notices of approval, consent, or waiver are received by the Seller Parties pursuant to Section 6.4, deliver copies of those notices of approval;

(h) execute and deliver to Buyer the Transition Services Agreement;

(i) deliver to Buyer duly executed and acknowledged releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, and other encumbrances and interests burdening the Assets (or any thereof), in sufficient duplicate originals to permit recording in all relevant jurisdictions; and

(j) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 11.5 Actions of Buyer at the Closing. At the Closing, Buyer shall:

(a) deliver to Goodrich LLC the Purchase Price (as adjusted), less the Deposit Amount, by wire transfer to an account designated in writing by Goodrich LLC;

(b) deliver to the escrow agent the amount equal to (i) the aggregate amount of all downward price adjustments for Title Defects pursuant to Section 7.4(a) and (ii) the aggregate amount of all Interest Addition Values for Interest Additions pursuant to Section 7.7(c), in each case, as applicable;

(c) deliver notice required under the Escrow Agreement;

(d) take possession of the Assets;

(e) [Intentionally Omitted];

(f) deliver to the Seller Parties a certificate, duly executed by an authorized officer of Buyer, certifying on behalf of Buyer that the conditions set forth in Section 9.1 and Section 9.2 have been fulfilled;

(g) where notices of approval, consent, or waiver are received by Buyer pursuant to Section 6.4, deliver copies of those notices of approval;

(h) execute and deliver to Goodrich LLC the Transition Services Agreement;

(i) execute and acknowledge counterparts of the Conveyance and such other instruments (in form and substance agreed upon by the Seller Parties and Buyer) as may be reasonably necessary to convey the Assets to Buyer; and

(j) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

ARTICLE 12

TERMINATION

Section 12.1 Right of Termination. This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by either the Seller Parties or Buyer if the Closing shall not have occurred on or before October 31, 2012; provided, however, that no Party shall have the right to terminate this Agreement pursuant to this clause (b) if such Party is at such time in material breach of its representations and warranties set forth in this Agreement or negligently or willfully failed to perform or observe its covenants and agreements herein in any material respect;

(c) by either the Seller Parties or Buyer if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

(d) by either the Seller Parties or Buyer if the other is in material breach of this Agreement, has received notice of such breach by the asserting Party and has not cured such breach on or before October 26, 2012, unless such breach has been waived by the asserting Party.

(e) Subject to the limitations on Buyer’s right to terminate described below in this Section 12.1(e), if the sum (the “Walkaway Sum”) of (i) the Aggregate Title Defect Value (which shall include any unresolved disputed Title Defects and any Title Defects that have not been Cured, whether or not the Seller Parties have elected to attempt to Cure), plus (ii) the Aggregate Environmental Defect Value (which shall include any unresolved disputed Environmental Defects and any Environmental Defects that have not been Remediated, whether or not the Seller Parties have elected to attempt to Remediate), plus (iii) the aggregate costs to repair or replace any portion of the Assets subject to a Casualty Loss or condemnation that occurs after the date of this Agreement and prior to the Closing and any other Damages related thereto, exceeds 20% of the unadjusted Purchase Price, then either the Seller Parties or Buyer may terminate this Agreement upon written notice to the other Parties. Notwithstanding the preceding sentence, if the Seller Parties elect to Cure any asserted Title Defects, Remediate any asserted Environmental Defects, and/or contest any asserted Title Defects, Title Defect Values, Environmental Defects, or Environmental Defect Values, and if the Curing, Remediating, and/or successfully contesting of such Title Defects, Title Defect Values, Environmental Defects, or Environmental Defect Values could reduce the Walkaway Sum to 20% or less of the unadjusted Purchase Price, then the Seller Parties shall have until October 31, 2012, to Cure, Remediate, and/or contest such Title Defects, Title Defect Values, Environmental Defects, and/or Environmental Defect Values. At such time, if the Seller Parties have not Cured, Remediated, and/or successfully contested sufficient Title Defects, Title Defect Values, Environmental Defects, and/or Environmental Defect Values to reduce the Walkaway Sum below 20% or less of the unadjusted Purchase Price, then either the Seller Parties or Buyer may terminate this Agreement upon written notice to the other Parties.

Section 12.2 Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 12.1, then except as set forth in Section 6.3, Article 1 and Article 15, this Agreement shall be null and void, but such termination shall not impair nor restrict the rights of either Party against the other with respect to the Deposit Amount, or under Article 13.

ARTICLE 13

OBLIGATIONS AND INDEMNIFICATION

Section 13.1 Retained Obligations. Provided that the Closing occurs, the Seller Parties shall retain the following (the “Retained Obligations”):

(a) Any and all Obligations in any way relating to the ownership and/or operation of the Excluded Assets and the Retained Assets;

(b) All Property Costs and other costs which are for the account of Goodrich LLC pursuant to Section 2.4(a) or Section 11.2;

(c) Ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom attributable to any period prior to the Effective Time;

(d) Excluded Taxes;

(e) All litigation relating to the Assets existing as of the Closing Date;

(f) Any liability to third parties for personal injury or death to the extent occurring before the Closing Date as a result of the ownership and/or operation of the Assets;

(g) Any payment obligations relating to the ownership and operation of the Assets, to the extent attributable to the period prior to the Effective Time, other than those related to the Suspense Funds, Environmental Liabilities, and plugging, abandonment, and surface restoration of the oil, gas, injection, water, or other wells located on the lands covered by the Leases;

(h) The disposal or transportation by any Seller Party (or any of their Affiliates) of any Hazardous Substances to any location not on the Assets or lands pooled or unitized therewith in violation of any Environmental Law; and

(i) All Obligations attributable to or arising out of (i) the Seller Parties’ or their Affiliates’ employment of their employees, (ii) the Seller Parties’ or their Affiliates’ employee benefit plans, or (iii) the Seller Parties’ or their Affiliates’ responsibilities under the Employee Retirement Income Security Act of 1974, as amended, in respect of employee benefit plans applicable to their employees.

Section 13.2 Buyer’s Indemnification. Provided that the Closing occurs, Buyer shall release, defend, indemnify and hold harmless the Seller Indemnitees from and against any and all Losses suffered by such Seller Indemnitees arising out of or related to:

(a) The Assumed Obligations;

(b) Buyer’s breach of any covenant or agreement made by Buyer in Article 6; or

(c) The breach of any representation or warranty made by Buyer in Article 5.

Section 13.3 Seller Parties’ Indemnification. Provided that the Closing occurs and subject to the other provisions of this Article 13, the Seller Parties shall jointly and severally release, defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses arising out of or relating to:

(a) The Retained Obligations;

(b) Any Seller Party’s breach of any covenant or agreement made in Article 6;

(c) The breach of any of the Fundamental Representations;

(d) The breach of any other (non-Fundamental Representations) representation or warranty made by the Seller Parties in Article 4 or Section 6.10; and/or

(e) Any federal, state and local income or franchise tax liabilities attributable to the ownership and/or operation of the Assets prior to the Closing Date, including any income or franchise tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provision from state, local or foreign applicable law, by contract, as successor, transferred or otherwise and which income tax is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date;

Section 13.4 Limitations for the Seller Parties’ Indemnification.

(a) Time Limitations. Notwithstanding anything to the contrary herein:

(i) The Seller Parties’ indemnification obligations under Section 13.3(c) and Section 13.3(d) shall only apply with respect to any breach of any representation or warranty if Buyer has provided the Seller Parties with written notice claiming indemnification therefor on or before the date on which such representation or warranty expires pursuant to Section 14.2; and

(ii) The Seller Parties’ indemnification obligations under Section 13.3(e) shall only apply to any claim thereunder if Buyer has provided the Seller Parties with written notice claiming indemnification for such claim on or before the 60th day after the expiration of any applicable statute of limitations.

(b) Deductible. Notwithstanding anything to the contrary herein, no claim may be made against the Seller Parties for indemnification under Section 13.3(d) until the aggregate dollar amount of the Losses suffered or incurred by Buyer for which Buyer would otherwise be entitled to indemnification thereunder exceeds a deductible (not a threshold) of 2% of the unadjusted Purchase Price; after such time the Seller Parties shall be liable for only the amount by which the total of such Losses exceeds such deductible, not to exceed, however, 50% of the unadjusted Purchase Price. Notwithstanding the foregoing and anything to the contrary in the Agreement, no limit on liability, and no deductible or liability cap, shall be applied to reduce the Seller Parties’ obligations under Section 13.3(a) - 13.3(c) and Section 13.3(e).

(c) Notwithstanding anything to the contrary in this Agreement, any representation, warranty, covenant or agreement that is qualified by materiality or material adverse effect shall be deemed not to be so qualified for purposes of indemnification pursuant to this Section 13.4. The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 13 as an adjustment to the Purchase Price.

Section 13.5 Notices and Defense of Indemnified Matters.

(a) Each Party seeking indemnification (each, an “Indemnified Party”) pursuant to this Article 13 agrees that within a reasonable period of time after it shall become aware of facts giving rise to a claim for indemnification pursuant to this Article 13, it will provide notice thereof in writing to the Parties from whom indemnification is sought pursuant to this Article 13 (each, an “Indemnifying Party”) specifying the nature of and specific basis for such claim; provided, however, that failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article 13, including the selection of counsel (provided that such counsel shall be reasonably acceptable to the Indemnified Parties), determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Parties unless it includes a full release of the Indemnified Parties and their respective Subsidiaries from such matter or issues, as the case may be.

(c) The Indemnified Parties agree to cooperate fully with the Indemnifying Parties with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article 13, including the prompt furnishing to the Indemnifying Parties of any correspondence or other notice relating thereto that the

Indemnified Parties may receive, permitting the names of the Indemnified Parties to be utilized in connection with such defense, the making available to the Indemnifying Parties of any files, records or other information of the Indemnified Parties that Indemnifying Parties consider relevant to such defense and the making available to Indemnifying Parties of any employees of the Indemnified Parties; provided, however, that in connection therewith Indemnifying Parties agree to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Parties and further agrees to reasonably maintain the confidentiality of all files, records and other information furnished by the Indemnified Parties pursuant to this Section 13.5. In no event shall the obligation of the Indemnified Parties to cooperate with Indemnifying Parties as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Parties an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article 13; provided, however, that the Indemnified Parties may, at their option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Parties agree to keep any such counsel hired by the Indemnified Parties reasonably informed as to the status of any such defense, but Indemnifying Parties shall have the right to retain sole control over such defense.

(d) In determining the amount of any Losses for which the Indemnified Parties are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Parties, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Parties as a result of such claim and (ii) all amounts recovered by the Indemnified Parties under contractual indemnities from third parties. The Indemnified Parties hereby agree to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including court costs and reasonable attorneys’, accountants’, and experts’ fees) of the Indemnified Parties in connection with such efforts shall be promptly reimbursed by the Indemnifying Parties. To the extent that Indemnifying Parties have made any indemnification payment hereunder in respect of a claim for which the Indemnified Parties have asserted a related claim for insurance proceeds or under a contractual indemnity, Indemnifying Parties shall be subrogated to the rights of the Indemnified Parties to receive the proceeds of such insurance or contractual indemnity.

ARTICLE 14

LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 14.1 Disclaimers of Representations and Warranties. The express representations and warranties of the Seller Parties contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES IN THIS AGREEMENT OR THE CONVEYANCE, BUYER ACKNOWLEDGES THAT THE SELLER PARTIES AND THEIR REPRESENTATIVES HAVE NOT MADE, AND THE SELLER PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO:

(a) TITLE TO THE ASSETS;

(b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS;

(c) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF THE SELLER PARTIES; AND

(d) THE ENVIRONMENTAL CONDITION OF THE ASSETS.

EXCEPT FOR THE EXPRESS REPRESENTATIONS OF THE SELLER PARTIES IN THIS AGREEMENT OR THE CONVEYANCE, THE SELLER PARTIES EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT (EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT) THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER REPRESENTS TO THE SELLER PARTIES THAT BUYER SHALL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 14.2 Survival. The representations and warranties of Buyer in Article 5 shall survive Closing for a period of one year from the Closing, after which Buyer shall have no liability or obligation in relation thereto except as to matters for which a Seller Party has provided Buyer a specific written claim on or before such termination date. The Seller Parties’ representations and warranties in Section 4.23 shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period. The Fundamental Representations shall survive Closing for a period of three years from the Closing and the remainder of the Seller Parties’ representations and warranties in Article 4 shall survive Closing for a period of one year from the Closing, after which, in each case, the Seller Parties shall have no liability or obligation in relation thereto except as to matters for which Buyer has provided the Seller Parties a specific written claim on or before such termination date. All other covenants and obligations contained in this Agreement shall survive the Closing indefinitely, except as specifically provided herein.

ARTICLE 15

MISCELLANEOUS

Section 15.1 Expenses. Except as otherwise provided in this Agreement, the Escrow Agreement or any document to be executed pursuant hereto, regardless of whether the transactions contemplated by this Agreement occur, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with the transactions contemplated hereby, and neither Party shall be entitled to any reimbursement for such expenses from the other Party; provided, that Buyer shall be responsible for one half, and the Seller Parties shall be responsible for one half, of the costs and expenses of the Escrow Agreement.

Section 15.2 Document Retention. As used in this Section 15.2, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by the Seller Parties pursuant to the provisions of this Agreement (other than those that the Seller Parties have retained either the original or a copy of), including: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than seven years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow the Seller Parties or their representatives, at the Seller Parties’ expense, to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. The Seller Parties shall have the right during such period to make copies of the Documents at their expense.

Section 15.3 Entire Agreement. This Agreement, the Escrow Agreement, the documents to be executed pursuant hereunto, and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 15.4 Amendments. No amendment or modification of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement and identified as an amendment or modification.

Section 15.5 Waiver. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run. Any waiver shall be effective only if in a writing executed and delivered by the applicable Party.

Section 15.6 Publicity. The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, unless such announcement or statement is required by applicable law or stock exchange requirements.

Section 15.7 No Third Party Beneficiaries. Except as provided in Section 13.2 and Section 13.3, nothing in this Agreement shall provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third Person beneficiary contract. The provisions of this Agreement are enforceable solely by the Parties (including any permitted assignee), and no limited partner or member of Buyer or other Person shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 15.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law otherwise, by any Party without the prior written consent of the other Parties (which consent may be granted or denied at the sole discretion of the other Party), and any attempted assignment without such consent shall be void; provided, that Buyer may in its sole discretion assign this Agreement, or the right to purchase all or any of the Assets hereunder, to any of its Affiliates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 15.9 Governing Law. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law that would result in the application of the laws of another jurisdiction. The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Harris County, Texas over any dispute between the Parties arising out of this Agreement or the transactions contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts (except to the extent a dispute, controversy, or claim arising out of or in connection with determination of Purchase Price adjustments pursuant to Section 11.3(c) is referred to an expert pursuant to that Section). The Parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transactions contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by a suit on the judgment or any other manner provided by law. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

Section 15.10 Specific Performance. The Parties acknowledge and agree that the remedy of specific performance shall be available to Buyer in the event that a Seller Party willfully breaches this Agreement.

Section 15.11 Notices. Any notice, communication, request, instruction or other document by any Party to another required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier, facsimile or electronic mail to the respective address of the applicable Party set forth below. Any such notice shall be effective only upon receipt; provided, that notice given by electronic mail or facsimile transmission shall be confirmed by appropriate answer-back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.

The Seller Parties:

Goodrich Petroleum Company, L.L.C.

801 Louisiana, Suite 700

Houston, Texas 77002

Attention: Michael J. Killelea

Senior Vice President, General Counsel and Corporate Secretary

Phone: (713) 780-9494

Fax: (713) 780-9254

E-mail: Mike.Killelea@goodrichpetroleum.com

With a copy to (which shall not constitute notice):

Baker & McKenzie LLP

Attention: Michael J. Byrd

711 Louisiana, Suite 3400

Houston, Texas 77002

Phone: (713) 427-5021

Fax: (713) 427-5099

E-mail: Michael.byrd@bakermckenzie.com

Buyer:

Memorial Production Operating LLC

c/o Memorial Production Partners LP

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: General Counsel

Phone: (713) 588-8300

Fax: (713) 588-8301

E-mail: kroane@memorialrd.com

With a copy to (which shall not constitute notice):

Akin, Gump, Strauss, Hauer & Feld, L.L.P.

Attention: John Goodgame

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Phone: (713) 220-8144

Fax: (713) 236-0822

Email: jgoodgame@akingump.com

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 15.12 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intention as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 15.13 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 15.14 Counterpart Execution. This Agreement may be executed in any number of counterparts. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original. No Party shall be bound until all Parties have executed a counterpart. Facsimile or other electronic copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 15.15 Further Assurances. After Closing, each of the Seller Parties and Buyer agrees to take such further actions and to execute, acknowledge and deliver, without further consideration, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 15.16 Transfer Taxes. Buyer shall be responsible for and pay all sales, transfer, use and similar Taxes arising from or associated with the transfer of the Assets (other than Taxes based on income) and all costs and expenses (including recording fees and real estate transfer taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Assets.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Seller Parties and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER PARTIES:

GOODRICH PETROLEUM COMPANY, L.L.C.

By:	/s/ Michael J. Killelea
Name:	Michael J. Killelea
Title:	Senior Vice President – General Counsel and Corporate Secretary

GOODRICH PETROLEUM CORPORATION

By:	/s/ Michael J. Killelea
Name:	Michael J. Killelea
Title:	Senior Vice President – General Counsel and Corporate Secretary

BUYER:

MEMORIAL PRODUCTION OPERATING LLC

By:	Memorial Production Partners LP, its sole member
By:	Memorial Production Partners GP LLC, its general partner

By:	/s/ Kyle N. Roane
Name:	Kyle N. Roane
Title:	General Counsel

Purchase and Sale Agreement

Signature Page